Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

CHURCH & DWIGHT CO., INC.

AVID HEALTH, INC.,

THE SELLERS LISTED ON THE SIGNATURE PAGES HERETO

AND

THE SELLER REPRESENTATIVE

Dated as of August 17, 2012

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6.19 Insurance	28
6.20 Labor Relations	28
6.21 Permits; Compliance With Law	29
6.22 Litigation	31
6.23 List of Accounts	31
6.24 List of Personnel	31
6.25 Employee Benefit Plans; ERISA	32
6.26 Tax Matters	34
6.27 Environmental Matters	36
6.28 Material Contracts	37
6.29 Transactions with Affiliates	39
6.30 Powers of Attorney	39
6.31 Major Customers and Suppliers	39
6.32 Warranties; Product Liability	40
6.33 Brokers	40
6.34 Receivables; Payables	40
6.35 Inventories	40
6.36 Certain Business Practices	40

Article 7 REPRESENTATIONS AND WARRANTIES OF SELLERS	41
7.1 Organization and Standing	41
7.2 Authority; Authorization; Capacity	41
7.3 Enforceability	41
7.4 Ownership of Shares	41
7.5 Noncontravention	42
7.6 Governmental Approvals	42
7.7 Brokers, Finders	42
7.8 Litigation	42

Article 8 PRE-CLOSING COVENANTS	42
8.1 Access to Information	42
8.2 Pre-Closing Activities	43
8.3 Efforts to Consummate	45
8.4 Exclusive Dealing	45
8.5 Supplementation and Amendment of Schedules	45
8.6 Confidentiality	46
8.7 Termination of Certain Agreements	46
8.8 Additional Financial Statements	46

Article 9 CONDITIONS TO CLOSING	46
9.1 Conditions to Obligations of Purchaser	46
9.2 Conditions to Obligations of the Sellers and the Company	49
9.3 Waiver of Closing Conditions	50

Article 10 ADDITIONAL AGREEMENTS	50
10.1 Further Assurances	50
10.2 Publicity	50

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10.3 Business Records; Attorney Records	50
10.4 Tax Matters	51
10.5 Indemnification; Exculpation of Liability	55
10.6 Obligations to Continuing Employees	55
10.7 Excluded Property	56
10.8 Investigation; No Reliance by Purchaser	56
10.9 Limitation of Representations and Warranties	56
10.10 Confidentiality	57

Article 11 REMEDIES FOR BREACH OF THIS AGREEMENT	57
11.1 Survival	58
11.2 Indemnification	58
11.3 Third Party Claims	59
11.4 Limitations on Indemnification	60
11.5 Other Limitations	62
11.6 Limitation of Remedies	63
11.7 Payment from Escrow	63

Article 12 TERMINATION	63
12.1 Termination	63
12.2 Effect of Termination	64

Article 13 MATTERS RELATING TO SELLER REPRESENTATIVE	64
13.1 Appointment of the Seller Representative	64
13.2 Reliance by the Seller Representative	65
13.3 Expenses of the Seller Representative	65
13.4 Indemnification	66
13.5 Substitute Seller Representative	66
13.6 Reliance by Purchaser	66

Article 14 MISCELLANEOUS	66
14.1 Notices	66
14.2 Entire Agreement	67
14.3 Amendment and Waiver	67
14.4 Benefits; Binding Effect; Assignment	68
14.5 No Third Party Beneficiary	68
14.6 Severability	68
14.7 Expenses	68
14.8 Counterparts	69
14.9 Purchaser's Review	69
14.10 Remedies Cumulative	69
14.11 Governing Law; Waiver of Jury Trial	69
14.12 Fulfillment of Obligations	70
14.13 Interpretation	70

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EXHIBITS AND SCHEDULES

SCHEDULE 1(A)	List of Shareholders
SCHEDULE 1(B)	Optionholders and Stock Options
EXHIBIT A	Form of Escrow Agreement
EXHIBIT B	Form of Stock Option Cancellation Agreement
EXHIBIT C	Disclosure Schedule
EXHIBIT D	Forms of Restrictive Covenants Agreement
EXHIBIT E	Form of Opinion
EXHIBIT F	Form of Master Estoppel and Lease Modification Agreement
SCHEDULE 1.1	Net Working Capital Target Items
SCHEDULE 3.2	Estimated Purchase Price Calculation Statement
SCHEDULE 5.4	Governmental Approvals
SCHEDULE 8.1(B)	Certain Suppliers and Customers
SCHEDULE 8.2	Pre-Closing Activities
SCHEDULE 8.3	Third Party Consents and Approvals of Authorities
SCHEDULE 8.7	Termination of Certain Agreements
SCHEDULE 10.2	Approved Press Release
SCHEDULE 10.6	Benefit Plans
SCHEDULE 11.2(A)	Certain Indemnification Matters

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement") is made and entered into as of August 17, 2012, by and among: (i) Church & Dwight Co., Inc., a Delaware corporation (the "Purchaser"); (ii) Avid Health, Inc., a Washington corporation (the "Company"); (iii) the Persons listed on Schedule 1(A) to this Agreement (each individually, a "Seller" and collectively, the "Sellers"); and (iv) the individual executing a joinder agreement to this Agreement on and as of the date hereof as the initial Seller Representative.

Preliminary Statements

A. The Sellers, collectively, own all of the issued and outstanding shares of the capital stock of the Company (the "Shares").

B. The Sellers desire to sell to Purchaser all of the Shares and Purchaser desires to purchase all of the Shares from the Sellers, upon the terms and subject to the conditions contained in this Agreement.

C. Certain employees of the Company and of its subsidiaries own stock options to purchase Class C Stock (defined below) of the Company.  Such stock options are to be cancelled and the optionholders are to receive consideration therefor under this Agreement as if such stock options were exercised immediately before Closing.

Agreement

In consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained herein, the parties to this Agreement agree as follows:

ARTICLE 1
DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement, unless the context otherwise requires, shall have the meanings indicated:

"Acquisition Proposal" is defined in Section 8.4.

"Adjustment Escrow Amount" means a portion of the Escrow Amount equal to $3,500,000.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.  "Control" means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person.

"Affiliated Group" means any affiliated group within the meaning of Section 1504 of the Code.

"Agreement" is defined in the preamble of this Agreement.

"Attorney Records" means, with respect to the Company, the Company Subsidiaries, the Sellers and the Optionholders, all of the books, files, documents and records of attorneys or accountants relating to their respective representations of the Company, any Company Subsidiary, any Seller or any Optionholder to the extent relating to the negotiation, execution and delivery of this Agreement and the transactions contemplated by this Agreement and the Transaction Documents; for the avoidance of doubt, Attorney Records shall not include work papers, schedules and calculations used in the preparation of the Estimated Purchase Price Calculation Statement, the Most Recent Balance Sheet and the Interim Financial Statements.

"Audit" is defined in Section 10.4(f)(i).

"Benefit Plan" is defined in Section 6.25(a).

"Business Day" means any day other than Saturday, Sunday or any other day on which commercial banks located in Vancouver, Washington are authorized or required by Law to be closed.

"Cash" means the cash and cash equivalents of the Company and the Company Subsidiaries (including marketable securities, short term investments and reserves for "cut" but uncashed checks).

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"Claim Threshold" is defined in Section 11.4(a)(i).

"Class B Stock" means the Company's Class B Common Stock, par value $0.01 per share.

"Class C Stock" means the Company's Class C Common Stock, par value $0.01 per share.

"Closing" is defined in Section 4.1.

"Closing Cash" means the aggregate Cash balances of the Company and the Company Subsidiaries as of immediately prior to the Closing.

"Closing Date" is defined in Section 4.1.

"Closing Indebtedness" means the aggregate amount of all Indebtedness of the Company and the Company Subsidiaries (other than Intercompany Indebtedness) that is outstanding as of immediately prior to the Closing.

"Closing Net Working Capital" means the amount of the Net Working Capital as of 12:01 a.m., Pacific Time, on the Closing Date.

"Code" means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

"Company" is defined in the preamble of this Agreement.

"Company Common Stock" means, collectively, the Class B Stock and Class C Stock.

"Company Confidential Information" is defined in Section 10.10.

"Company Special Representations" means those representations and warranties made by the Company and the Keen Managed Reserve Trust in Sections 6.1 (Organization and Valid Existence), 6.2 (Authority to Conduct Business), 6.4 (Authority; Authorization; Enforceability), 6.5 (clause (i) only)

(Noncontravention), 6.7 (Investments in Other Persons), 6.8 (Capitalization of Company and Company Subsidiaries), 6.9 (Rights and Stock Options), 6.26 (Tax Matters) and 6.33 (Brokers).

"Company Subsidiary" means each of the wholly owned subsidiaries set forth on Schedule 6.2 of the Disclosure Schedule.

"Company Transaction Expenses" means all expenses of the Company, the Company Subsidiaries and the Sellers incurred, to be incurred or arising at or prior to the Closing in connection with the preparation, negotiation, execution or consummation of this Agreement, the transactions contemplated by this Agreement and the Transaction Documents, including (a) fees and disbursements of brokers (including any fees of Houlihan Lokey Capital, Inc. and Sawaya Segalas & Co., LLC), attorneys, accountants and other advisors and service providers, and (b) compensation payable under the Employee Compensation Recognition Agreements identified in Item 14 of Schedule 6.25 of the Disclosure Schedule.

"Confidentiality Agreement" is defined in Section 14.2.

"Damages" means all damages, dues, penalties, fines, amounts paid in settlement, Taxes, costs, obligations, losses, expenses, claims, Liabilities and fees (including court costs, consulting fees, expert witness fees and reasonable attorneys' fees and expenses), including, as the context may require, any of the foregoing that arise out of or in connection with any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees or rulings.

"Deductible" is defined in Section 11.4(a)(ii).

"Deficiency" is defined in Section 4.4(c)(ii).

"Disclosure Schedule" is defined in Article 6.

"Employer Taxes" means the aggregate employer portions of all payroll Taxes, employment, unemployment, disability and similar Taxes required to be paid by the Company and/or the Company Subsidiaries in respect of (a) all bonus and other compensation arising as a result of, or in connection with, the Closing and paid or accrued prior to or payable at the Closing to employees of the Company and/or the Company Subsidiaries, and (b) all payments and amounts payable to Optionholders under the terms of this Agreement (including Article 2).

"Environmental, Health and Safety Laws" means all existing and applicable Laws concerning pollution or protection of the environment or public health and safety, including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern into ambient air, indoor air, surface water, ground water, soil or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means, with respect to any Person, any other Person that, together with such Person, is treated as, or would be deemed to be, a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA. Any former ERISA Affiliate of the Company or any Company Subsidiary during the previous six (6) years shall continue to be considered an ERISA Affiliate of such Company or Company Subsidiary (as applicable) within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Company or Company Subsidiary (as applicable) and with respect to liabilities arising after such period for which the Company or any Company Subsidiary could reasonably be expected to be liable under the Code or ERISA.

"Escrow Account" means the account established pursuant to the Escrow Agreement.

"Escrow Agent" means Wells Fargo Bank, National Association.

"Escrow Agreement" means the Escrow Agreement, in the form attached hereto as Exhibit A, by and among Purchaser, the Seller Representative and the Escrow Agent, including any amendment, modification, supplement or replacement thereto.

"Escrow Amount" means $97,500,000.

"Escrow Release Dates" consist of the Initial Escrow Release Date and the Final Escrow Release Date.

"Estimated Purchase Price Calculation Statement" is defined in Section 3.2.

"Excess Amount" is defined in Section 4.4(c)(i).

"Exercise Amount" means an amount equal to the aggregate exercise prices for all Stock Options of a Person cancelled at the Closing pursuant to such Person’s Stock Option Cancellation Agreement.

"FDA" is defined in Section 6.21(c).

"FDC Act" is defined in Section 6.21(c).

"Final Escrow Release Date" is defined in Section 4.3(d)(iii).

"Final Purchase Price Calculation Statement" is defined in Section 4.4(b)(iii).

"Financial Statements" is defined in Section 6.10.

"Food Safety Laws" is defined in Section 6.21(c).

"Former Property" is defined in Section 6.27(c).

"Forward-Looking Statements" is defined in Section 10.8.

"Fraud" means fraud committed with the actual knowledge of the Person alleged to have committed fraud.  For purposes hereof, (a) with respect to the Company or any Company Subsidiary, or with respect to the Keen Managed Reserve Trust with respect to Article 6, the “actual knowledge” of such Person shall mean the Knowledge of the Company, and (b) any negligent action or omission by such Person shall not constitute “Fraud.”

"Fully Diluted Shares" means the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Closing assuming exercise of all of the Stock Options then outstanding.

"Fully Diluted Pro Rata Share" means, for each Seller and Optionholder, an amount equal to the quotient (expressed as a percentage carried to four decimal points) of: (a) the total number of Shares held by such Seller and that would be issued to such Optionholder upon the exercise of Stock Options held by such Optionholder immediately prior to the Closing; divided by (b) the number of Fully Diluted Shares.

"GAAP" means United States generally accepted accounting principles as applied by the Company on a consistent basis for the period from January 1, 2010 through 12:01 a.m., Pacific Time, on the Closing Date (except for such changes as resulted in 2012 upon the election by the Company to be taxed as an S corporation effective January 1, 2012) including as to the Company's methods, policies, practices, estimations and judgments, including materiality standards, adjustments and reserves.

"General Enforceability Exceptions" is defined in Section 5.2.

"Governmental Authority" means any federal, state, local or foreign governmental regulatory agency, commission, bureau, authority, court, arbitrator or tribunal.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Income Tax" means any federal, state, local or foreign Tax based on or measured by or with respect to gross or net income, net worth or capital, including any interest, penalty or addition thereto (including any Taxes imposed under Section 1374 of the Code (or any equivalent provision under state, local or foreign Law)).

"Income Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto and any amendments thereof.

"Indebtedness" as applied to any Person means (without duplication) all indebtedness of such Person, whether secured or unsecured, including: (a) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities; (b) all indebtedness of such Person created, issued, assumed or arising as the deferred purchase price of property, assets or services (excluding obligations of such Person to creditors for inventory, services and supplies incurred in the ordinary course of such Person's business) or under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets); (c) all indebtedness of such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien; (d) all obligations under leases that have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee; (e) any Liability of such Person in respect of banker's acceptances or letters of credit; (f) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof); (g) all obligations under any receivables financing arrangements; (h) all interest, fees, prepayment or change of control penalties, fees or premiums and other expenses deferred or owed with respect to the indebtedness referred to above; and (i) all indebtedness referred to above that is directly or indirectly guaranteed by such Person or that such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.  For the avoidance of doubt, "Indebtedness" does not include any trade payables, accrued expenses, Company Transaction Expenses or "cut" but uncashed checks to the extent the calculation of Closing Cash reflects an offsetting reserve for such checks.

"Independent Accounting Firm" is defined in Section 4.4(b)(v).

"Indemnified Party" is defined in Section 11.3(a).

"Indemnifying Party" is defined in Section 11.3(a).

"Initial Escrow Release Date" is defined in Section 4.3(d)(ii).

"Initial Purchase Price Calculation Statement" is defined in Section 4.4(b).

"Insurance Policies" is defined in Section 6.19.

"Intellectual Property Rights" means, collectively, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto; (b) all patents and pending applications for patents of the United States and all countries foreign thereto, including regional patents, certificates of invention and utility models, and all reissues, reexaminations, divisions, continuations and extensions thereof; (c) all registered and unregistered trademarks and service marks, trademark and service mark applications (and all goodwill associated with such trademarks, service marks and related applications), domain names (and web site urls), logos, trade names, trade dress, fictitious names, brand names, brand marks, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations and renewals in connection therewith; (d) all copyrightable works, all registered copyrights, copyright applications, computer software, mask works, unregistered copyrights, and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, methodologies, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all moral rights, author's rights, right of publicity, contract and licensing rights, rights in packaging, rights of priority and all other proprietary rights; (g) all copies and tangible embodiments of any of the foregoing (in whatever form of medium); and (h) any and all rights to sue for claims and remedies against past, present and future infringement, dilution or misappropriations of any or all of the foregoing, and rights for priority and protection of interests therein under the laws of any jurisdiction.

"Intercompany Indebtedness" means Indebtedness of the Company or any Company Subsidiary with respect to which the obligee is the Company or any Company Subsidiary.

"Interim Financial Statements" is defined in Section 6.10.

"IP License" is defined in Section 6.18(a).

"IRS" means the U.S. Internal Revenue Service.

"Keen Managed Reserve Trust" means the Keen Managed Reserve Trust UA Restated 12/14/11.

"Knowledge of the Company" means the knowledge of those individuals identified as such in Schedule 6.2 of the Disclosure Schedule.   Any such individual shall be deemed to have knowledge of a particular fact or matter if: (a) such individual is actually aware of such fact or matter, or (b) such fact or matter should reasonably have been known by an individual in a like position in the reasonable performance of such individual's job.

"Law" means any statute, law, ordinance, rule, regulation, code, order, constitution, treaty, common law, judgment, decree or rule of law of any Governmental Authority, in each case to the extent generally available.

"Leased Real Property" is defined in Section 6.16(b).

"Liability" means any Indebtedness, liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

"Licensed IP" is defined in Section 6.18(a).

"Lien" means any mortgage, lien, pledge, charge, encumbrance, options, rights of first refusal, easements, restrictive covenants or other security interest.

"Listed Intellectual Property" is defined in Section 6.18(a).

"Major Customer" is defined in Section 6.31(a).

"Major Supplier" is defined in Section 6.31(b).

"Material Adverse Change" or "Material Adverse Effect" means any fact, event, condition, circumstance, development, change or effect that, individually or in the aggregate with any other fact, event, condition, circumstance, development, change or effect, is or would reasonably be expected to (a) be materially adverse to the business, operations, assets, properties, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (b) materially impair the ability of the Company or any Seller to consummate timely the transactions contemplated by this Agreement or to fulfill their respective obligations hereunder; provided, that none of the following shall be deemed to constitute a Material Adverse Effect or Material Adverse Change: any adverse fact, event, condition, circumstance, development, change or effect arising from or relating to (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices, or upon any military installation, equipment or personnel of the United States, (iii) conditions in any financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in United States generally accepted accounting principles, (v) changes in Laws,  (vi) compliance by any party with the terms of, or the taking of any action required by, this Agreement or any of the Transaction Documents, or (vii) any announcement or the pendency of the transactions contemplated by this Agreement; except in the case of clauses (i)-(v) to the extent any such change, event, development or effect has a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole.

"Material Contract" is defined in Section 6.28.

"Materials of Environmental Concern" means any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substance as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) and any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental, Health and Safety Laws.

"Most Recent Balance Sheet" is defined in Section 6.10.

"Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

"Multiple Employer Plan" is defined in Section 6.25(b).

"Net Working Capital" means the excess of (a) all current assets (including accounts receivable, inventory, and prepaid expenses and deposits) of the Company and the Company Subsidiaries, other than (i) Cash included in current assets, and (ii) accrued Income Tax receivables and deferred Tax assets, over (b) all current Liabilities (including “cut” but uncashed checks to the extent the calculation of Closing Cash does not reflect an offsetting reserve for such checks, trade accounts payable, and accrued expenses) of the Company and the Company Subsidiaries, other than (i) accrued Income Taxes payable and deferred Tax liabilities, (ii) accrued interest expense to the extent included in Closing Indebtedness, (iii) the current portion of Indebtedness to the extent included in Closing Indebtedness, all determined on a consolidated basis in accordance with GAAP, and (iv) accrued expenses for payments to be made at Closing pursuant to Stock Option Cancellation Agreements and Employee Compensation Recognition Agreements.

"Net Working Capital Adjustment" means (a) if the amount of the Closing Net Working Capital is less than the Net Working Capital Target, a reduction to the Purchase Price equal to the amount of such deficiency; and (b) if the amount of the Closing Net Working Capital is greater than the Net Working Capital Target, an increase to the Purchase Price equal to the amount of such excess.

"Net Working Capital Target" means the amount of $41,000,000.  Schedule 1.1 includes the balance sheet items and computation used by the parties to determine the Net Working Capital Target.

"Optionholder" or "Optionholders" means the holder or holders of Stock Options as set forth on attached Schedule 1(B).

"Ordinary Course of Business" means the ordinary course of business consistent with the past custom and practice of the Company and the Company Subsidiaries, as applicable, in the operation of their respective businesses since December 31, 2010 (including with respect to quantity and frequency).

"Organizational Documents" means: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation or articles of organization and the operating agreement of a limited liability company; (c) the trust agreement or other constituent documents of any trust; and (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person, including any amendment to or restatement of any of the foregoing.

"Owned IP" is defined in Section 6.18(a).

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Permits" means licenses, permits, orders, approvals, registrations, authorizations, certificates, variances, qualification filings with all Governmental Authorities and similar rights required under Laws in connection with the operation of the business of the Company or any Company Subsidiary.

"Permitted Liens" means: (a) Liens, if any, set forth on Schedule 6.15 of the Disclosure Schedule or identified in the Financial Statements (other than Liens securing Indebtedness that will be released at Closing in connection with repayment of such Indebtedness); (b) Liens for Taxes, assessments and other governmental charges that are not yet due and payable; (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties that were entered into in the

Ordinary Course of Business and for which the underlying obligations are not Indebtedness; (d) easements, rights of way and other similar encumbrances of record affecting real property and to which no material violation or encroachment exists; (e) zoning or other governmentally established restrictions or encumbrances affecting real property; (f) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar legislation or to secure public or statutory obligations; (g) mechanics', warehousemens', materialmens', suppliers', vendors' or similar Liens arising or incurred in the Ordinary Course of Business securing amounts that are not overdue for a period of more than 60 days and that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries; (h) railroad trackage agreements, utility, slope and drainage easements, right-of-way easements and leases regarding signs; and (i) other imperfections of title or encumbrances, if any, that do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Company Subsidiaries as conducted as of the date of this Agreement.

"Per Share Purchase Price" means an amount equal to the quotient of: (a)(i) the Purchase Price plus (ii) the aggregate of all Exercise Amounts; divided by (b) the number of Fully Diluted Shares.

"Person" means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, trust or Governmental Authority.

"Pre-Closing Tax Period" is defined in Section 10.4(a)(iii).

"Post-Closing Tax Period" is defined in Section 10.4(b)(ii).

"Pro Rata Share" means, for each Seller, an amount equal to the quotient (expressed as a percentage carried to four decimal points) of: (a) the total number of Shares held by such Seller immediately prior to the Closing; divided by (b) the aggregate number of shares of Class B Stock and Class C Stock that are issued and outstanding immediately prior to the Closing.

"Product" means a preparation for human or animal use that is manufactured, offered for sale, marketed or sold by the Company or any Company Subsidiary.

"Purchase Price" means an amount, without duplication, equal to the sum of:

(a) $650,000,000;

(b) plus the Closing Cash;

(c) minus the Closing Indebtedness;

(d) minus the amount of all Company Transaction Expenses not paid at or prior to Closing;

(e) plus the amount of the Net Working Capital Adjustment (if a positive amount);

(f) minus the absolute value of the amount of the Net Working Capital Adjustment (if a negative amount); and

(g) minus the amount of all Employer Taxes.

"Purchaser" is defined in the preamble of this Agreement.

"Purchaser Benefit Plan" is defined in Section 10.6(a).

"Purchaser's Proposed Calculations" is defined in Section 4.4(b).

"Purchaser Indemnitee(s)" means Purchaser and, following the Closing, the Company and the Company Subsidiaries and each of their respective directors, officers, partners, employees, Affiliates, controlling persons, shareholders, agents and other Representatives, and their respective successors and assigns, as the case may be; provided, that no director, officer or employee of Purchaser or any of its Affiliates following the Closing who is also a Seller or Optionholder shall be deemed to be a Purchaser Indemnitee in his or her capacity as a Seller or Optionholder under this Agreement or any Stock Option Cancellation Agreement.

"Realty Lease" is defined in Section 6.16(b)(i).

"Remaining Disputed Items" is defined in Section 4.4(b)(v).

"Representative" means, with respect to any Person, such Person's officers, directors, employees, trustees, consultants, financial advisors, financing sources, counsel, accountants and other agents.

"Required Consent" is defined in Section 8.3.

"Restrictive Covenants Agreements" means a Restrictive Covenants Agreement substantially in the form of Exhibit D attached hereto to be entered into by Purchaser and each of the persons identified as such on Schedule 6.2 of the Disclosure Schedule.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Seller" and "Sellers" are defined in the preamble of this Agreement.

"Seller Indemnitee(s)" means the Sellers and their respective trustees, Affiliates (other than the Company or any Company Subsidiary after the Closing), controlling persons, agents and representatives, as the case may be; provided, that no director, officer or employee of Purchaser or any of its Affiliates following the Closing who is also a Seller or Optionholder shall be deemed to be a Seller Indemnitee in his or her capacity as a director, officer or employee of Purchaser or any of its Affiliates following the Closing.

"Seller Representative" is defined in Section 13.1.

"Sellers’ Confidential Information" is defined in Section 10.10.

"Sellers’ Proposed Calculations" is defined in Section 4.4(b)(iv).

"Shares" is defined in the Preliminary Statements of this Agreement.

"Stock Options" means options to purchase shares of Class C Stock.

"Stock Option Cancellation Agreement" is defined in Article 2.

"Straddle Period" means a taxable period that begins on or before the Closing Date and ends after the Closing Date.

"Stub Period" means the partial tax year ending at the close of business on the day immediately preceding the Closing Date.

"Subsidiary" means, with respect to any Person, each other Person (other than a natural person) of which the Person owns, beneficially and of record, securities or interests representing 50.0% or more of the aggregate ordinary voting power (without regard to the occurrence of any contingencies affecting voting power).
"Substantiation of Claims Laws" is defined in Section 6.21(b).

"Tax Authority" means any Governmental Authority with regulatory authority to assess, assert or otherwise impose Tax adjustments, conduct Audits, review Tax claims or collect unpaid Taxes of any Person.

"Tax Benefit" means all Tax benefits actually realized by an Indemnified Party (including as part of a consolidated tax group) as a result of incurring or paying Damages under this Agreement within the first five (5) taxable years following the incurring or paying of such Damages.  For purposes of this Agreement, the amount of such Tax Benefits shall be the difference between (a) the amount of Taxes that the Indemnified Party or any of its Affiliates would pay to a Governmental Authority without taking into account any deductions, credits, losses or other Tax attributes resulting from the Damages at issue and (b) the amount of Taxes that the Indemnified Party or its Affiliates actually pay after taking into account the deductions, credits, losses or other Tax attributes resulting from the Damages.  To the extent Tax Benefits are not actually realized in the year in which Damages are paid to an Indemnifying Party, the Indemnified Party shall pay in subsequent year(s) to the Seller Representative, in the case of Damages paid by or on behalf of the Sellers, or to the Purchaser, in the case of Damages paid by or on behalf of the Purchaser, the amount of such Tax Benefits actually realized in such subsequent year(s) within sixty (60) days following the end of the Tax year in which any such Tax Benefits are actually realized.  A Tax Benefit shall be realized upon receipt of a refund of Taxes paid or the filing of a Tax Return (excluding an estimated Tax Return) showing a Tax Benefit.

"Tax Return" means any return, declaration, report, claim for refund or information return or statement (a) relating to Taxes, or (b) filed or required to be filed pursuant to section 5314 of Title 31 of the United States Code or any related or similar provision of Law, including, with respect to both (a) and (b), any schedule or attachment thereto and any amendments thereof.

"Tax" or "Taxes" means: all federal, state, local and foreign taxes (including premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, registration taxes, severance taxes, windfall profits taxes, stamp taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, property taxes, escheat taxes, business license taxes, occupation taxes, environmental taxes (including taxes under Section 59A of the Code), import duties, custom duties and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto, and any interest in respect of such additions or penalties.  For the avoidance of doubt, the foregoing shall include all Income Taxes and all Taxes other than Income Taxes.

"Tax Withholding Amount" means the withholding Taxes owed to any Tax Authority as a result of the transactions contemplated by this Agreement with respect to the cancellation of a Stock Option pursuant to a Stock Option Cancellation Agreement.

"Third Party Claim" is defined in Section 11.3(a).

"Transaction Documents" means the Stock Option Cancellation Agreements, the Escrow Agreement, the Restrictive Covenants Agreements and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any of the parties in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Transaction Documents.

ARTICLE 2
CANCELLATION OF STOCK OPTIONS

Schedule 1(B) to this Agreement sets forth a listing of all outstanding Stock Options and the related Optionholders.  Each Stock Option outstanding immediately prior to the Closing shall become fully vested to the extent the related Optionholder remains a service provider to the Company or a Company Subsidiary as of the Closing.  Each vested Stock Option to purchase one share of Class C Stock shall, pursuant to the applicable Stock Option Cancellation Agreement entered into on or prior to the date of this Agreement between the Company and the Optionholder substantially in the form of attached Exhibit B (each, a "Stock Option Cancellation Agreement"), be converted into the right to receive the Per Share Purchase Price payable with respect to one Share under this Agreement, less the applicable Exercise Amount and Tax Withholding Amount.  Any compensation expense attributable to the cancellation of the Stock Options shall be deemed to have been recognized by the Company during the Stub Period for all Tax purposes.  Without limiting the foregoing, the Company and the board of directors of the Company shall adopt any resolutions, provide any required notices and take any and all actions which are necessary so that each Stock Option remaining unexercised and outstanding  immediately prior to the Closing shall, by virtue of the Closing, and without any further action on the part of the holder thereof, be cancelled and no longer be outstanding without payment of consideration therefor except as provided in this Article 2, and each holder of a Stock Option shall cease to have any rights with respect thereto other than as set forth in this Agreement and his or her Stock Option Cancellation Agreement. The right of any Optionholder to receive the Per Share Purchase Price or any other amounts under this Agreement shall be subject to and reduced by the amount of any withholding that is required under any applicable Law relating to Taxes.

ARTICLE 3
PURCHASE AND SALE OF SECURITIES

3.1 Purchase and Sale of Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing each Seller agrees to sell to Purchaser, free and clear of Liens and restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities Laws), and Purchaser agrees to purchase from such Seller, all of the Shares owned by such Seller.

3.2 Estimated Purchase Price Calculation Statement.  No less than three (3) Business Days prior to  the Closing, the Company shall deliver to Purchaser an estimated unaudited consolidated balance sheet of the Company as of the Closing Date and a written statement (together, the "Estimated Purchase Price Calculation Statement") setting forth:  (a) the Company's good faith estimate of (i) the amount of the Closing Cash, (ii) the amount of the Closing Indebtedness, (iii) the amount of the unpaid Company Transaction Expenses, (iv) the amount of the Employer Taxes, and (v) the amount of the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto; and (b) the Company's calculation of the estimated Purchase Price based thereon.  Schedule 3.2 hereto sets forth a calculation of the amounts described in this Section 3.2 and the payments to be made pursuant to Section 4.3(b) based on information available as of the date of this Agreement and certain assumptions as to items that cannot be determined until the Closing Date.

ARTICLE 4
CLOSING; POST-CLOSING PURCHASE PRICE TRUE-UP

4.1 Closing.  Subject to the fulfillment or waiver of the conditions precedent set forth in Article 9, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place remotely via the electronic exchange of documents and signatures on the later of October 1, 2012 and the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article 9 (other than those conditions that are to be satisfied at the Closing), or on such other date or at such other time and place as the parties mutually agree (the "Closing Date").  Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

4.2 Payment of Closing Indebtedness and Company Transaction Expenses.  At the Closing, Purchaser shall pay and discharge, or cause to be paid and discharged, all Closing Indebtedness and all unpaid Company Transaction Expenses identified on the Estimated Purchase Price Calculation Statement by wire transfer of immediately available funds pursuant to written instructions provided to Purchaser by the Company concurrently with the delivery of the Estimated Purchase Price Calculation Statement.  On or before the Closing Date, the Company shall provide Purchaser with customary pay-off letters from all holders of Closing Indebtedness, and shall make arrangements reasonably satisfactory to Purchaser for such holders to provide to Purchaser recordable form lien releases, canceled notes and other documents reasonably requested by Purchaser simultaneously with or promptly following the Closing.  Without limiting the foregoing, neither the Company nor Purchaser shall have any liability or obligation for any bill or invoice or amount due with respect to unpaid Company Transaction Expenses, whether arising or received before, on or after the Closing Date, that are not paid at Closing, and the Sellers and the Optionholders shall indemnify and hold harmless the Company and Purchaser with respect thereto pursuant to Article 11.

4.3 Closing Transactions.

(a) Delivery of Stock Certificates.  At the Closing, (i) the Sellers shall deliver to Purchaser, free and clear of any Lien and restriction on transfer (other than any restrictions under the Securities Act and applicable state securities Laws), all certificates representing the Shares, each duly endorsed in blank or with duly executed stock powers attached and (ii) the Seller Representative shall deliver to Purchaser executed counterparts of the Stock Option Cancellation Agreements for all of the Optionholders.

(b) Funds Flow.  Following or contemporaneously with the payment of all amounts in accordance with Section 4.2, Purchaser shall at Closing pay all amounts owing with respect to the Shares and under the executed Stock Option Cancellation Agreements by wire transfer of immediately available funds the estimated amount of the Purchase Price as set forth on the Estimated Purchase Price Calculation Statement, as follows:

(i) first, a portion of the Purchase Price in the amount of the Escrow Amount to the Escrow Agent for deposit in the Escrow Account; and

(ii) second, to Keen Managed Reserve Trust, an amount equal to (A) (1) the Per Share Purchase Price multiplied by (2) the number of its Shares, as set forth on the Estimated Purchase Price Calculation Statement, less (B) the Escrow Amount;

(iii) third, to each Seller other than the Keen Managed Reserve Trust, an amount equal to (A) the Per Share Purchase Price multiplied by (B) the number of its or his Shares, each as set forth on the Estimated Purchase Price Calculation Statement;  and

(iv) fourth, to the Company on behalf of each Optionholder who has executed a Stock Option Cancellation Agreement, an amount equal to (A) the Per Share Purchase Price; multiplied by (B) the total number of Shares that would be issued to all Optionholders upon the exercise of all Stock Options held by all Optionholders immediately prior to the Closing; less the aggregate of all Exercise Amounts and less the aggregate Tax Withholding Amounts applicable to all Stock Options.  Such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Optionholders in respect of which such withholding was made.  Prior to the Closing, the Company shall establish a special payroll to be used by the Company on the Closing Date to pay the applicable amounts calculated pursuant to this clause (iv) to each such Optionholder who has properly executed and delivered a Stock Option Cancellation Agreement in accordance with Article 2 hereof.

(c) Other Closing Deliveries.  The Sellers (or the Seller Representative on behalf of the Sellers) shall deliver to Purchaser the other certificates and documents referred to in Section 9.1, and Purchaser shall deliver to the Seller Representative the other certificates and documents referred to in Section 9.2.

(d) Escrow.   With respect to the Escrow Amount paid by Purchaser to the Escrow Agent on the Closing Date for deposit in the Escrow Account pursuant to Section 4.3(b)(i), an amount up to the Adjustment Escrow Amount shall serve as security for the Keen Managed Reserve Trust's obligation to pay any Deficiency pursuant to Section 4.4(c)(ii) and the balance of the Escrow Amount shall serve as security for the Keen Management Reserve Trust's obligation to make indemnity payments under Section 10.4 or Article 11, and for the Sellers’ obligation to make indemnity payments under Article 11.  Funds on deposit in the Escrow Account shall be released as follows:

(i) Upon final determination, in accordance with Section 4.4(b), of the Final Purchase Price Calculation Statement, if Purchaser is entitled to receive any cash in connection with an adjustment of the Purchase Price, such amount shall be paid to Purchaser from the Escrow Account in an amount not exceeding the Adjustment Escrow Amount (plus any interest earned thereon) as provided in Section 4.4(c)(ii).

(ii) On May 1, 2013, or such later date on which an amount is released from the Escrow Account pursuant to this Section 4.3(d)(ii) (the "Initial Escrow Release Date"), the Escrow Agent shall release to the Seller Representative funds from the Escrow Account in an amount (plus any interest earned thereon) equal to $48,750,000, less (A) the amount, if any, paid to Purchaser from the Escrow Account as provided in Section 4.4(c)(ii), less (B) the aggregate amount claimed by any Purchaser Indemnitee(s) in connection with any claim or claims for indemnification pursuant to Section 10.4 or Article 11 against any Seller(s) that, as of such date, is unresolved by non-appealable judicial determination or otherwise, less (C) the aggregate amount, if any, of any claim(s) paid to any Purchaser Indemnitee(s) prior to the Initial Escrow Release Date for indemnification pursuant to Section 10.4 or Article 11 from the Escrow Account; provided, however, that if the amount set forth in clause (B) is not reasonably determinable to be less than an amount equal to $48,750,000 less the sum of the amounts set forth in clauses (A) and (C), then the release of funds from the Escrow Account pursuant to this Section 4.3(d)(ii) shall be delayed until the date on which the amount set forth in clause (B) is determined to be less than an amount equal to $48,750,000 less the sum of the then applicable amounts set forth in clauses (A) and (C).

(iii) On the date that is eighteen (18) months from and after the Closing Date,  or such later date on which an amount is released from the Escrow Account pursuant to this Section 4.3(d)(iii) (the "Final Escrow Release Date"), the Escrow Agent shall release all funds remaining on deposit in the Escrow Account (including any interest earned thereon) to the Seller Representative; provided, however, that if prior to the Final Escrow Release Date a Purchaser Indemnitee gives notice of a claim or claims for indemnification pursuant to Section 10.4 or Article 11, then: (A) if such claim is resolved prior to the Final Escrow Release Date, by non-appealable judicial determination or otherwise, any sums due to Purchaser shall be paid from the Escrow Account (including any interest earned thereon); and (B) if any such claim is not resolved prior to the Escrow Release Date, the amount of such claim shall be retained in the Escrow Account until such claim is resolved.

(iv) The Escrow Amount shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party hereto, and shall be held and disbursed solely for the purposes stated in, and in accordance with the terms of, the Escrow Agreement.  Obligations of the Sellers to Purchaser pursuant to the terms of this Agreement or any Transaction Document shall not be limited at any time to the Escrow Amount or the funds on deposit in the Escrow Account.  The Sellers and Purchaser acknowledge and agree that Purchaser's exercise of its rights under the Escrow Agreement shall not limit Purchaser's right to recover any amounts owed to it that exceed the Escrow Amount and application of funds on deposit in the Escrow Account shall not be in substitution of or in any way limit Purchaser's exercise of its other rights and remedies hereunder or otherwise.  Each of the Seller Representative and Purchaser agree that it will instruct the Escrow Agent promptly with respect to the release of any amounts to which either of them is entitled pursuant to this Agreement.  If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Seller Representative and the Purchaser shall issue joint written instructions to the Escrow Agent to pay when due such portion, if any, of the obligation as shall not be subject to dispute.  In the event the Seller Representative and the Purchaser do not submit joint written instructions when required by the terms of this Section 4.3(d), the parties shall submit to a court of competent jurisdiction, as provided in this Agreement, upon the request of either the Seller Representative or the Purchaser to settle any dispute or unresolved issue.

4.4 Post-Closing Purchase Price True-Up.

(a) On a date that is mutually agreed to by the parties and in no event, later than seven (7) Business Days following the Closing, representatives of Purchaser and the Seller Representative will jointly proceed with a physical stocktaking of the inventory (including raw materials, componentry, work in process and finished Products) of the Company and the Company Subsidiaries, consistent with GAAP and the Company’s historical procedures for the taking of a full year-end physical inventory count, including the Company’s inventory reserve policies. At the end of the physical count, on the same day if practicable and at the latest on the following Business Day, Purchaser and Seller Representative shall prepare and sign a certificate, stating in reasonable detail the quantities of each product or each product family and reflecting all shipments of finished Products made by, or shipments of raw materials inventories received by, the Company or any Company Subsidiary on and after the Closing Date.  In the absence of manifest error, such certificate shall be binding upon the parties and shall be used for purposes of the Initial Purchase Price Calculation Statement.

(b) Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to the Seller Representative a written statement (the "Initial Purchase Price Calculation Statement") setting forth Purchaser's calculations (the "Purchaser's Proposed Calculations") of: (i) the amount of the Closing Cash; (ii) the amount of the Closing Indebtedness; (iii) the amount of all Employer Taxes; and (iv) the amount of the Closing Net Working Capital and the Net Working Capital Adjustment (the adjustment will not reflect any adjustment for trade and coupon accruals, which will be finalized ninety (90) days after the Closing Date in accordance with the guidelines identified below in this clause (b)) calculated by reference thereto, which calculations shall be made as of 12:01 a.m., Pacific Time, on the Closing Date in accordance with GAAP.  The Initial Purchase Price Calculation Statement shall contain a recalculation of the estimated Purchase Price used at Closing based on the foregoing amounts.

(i) Purchaser shall be entitled to a payment from the Escrow Account in an amount equal to the positive amount, if any, of (1) the expense incurred by the Company and the Company Subsidiaries with respect to coupons issued prior to Closing that are redeemed in the Ordinary Course of Business during the initial ninety (90) days following Closing minus (2) the amount of reserves on the accounting records of the Company and the Company Subsidiaries immediately prior to Closing with respect to such expense.

(ii) Purchaser shall be entitled to a payment from the Escrow Account in an amount equal to the positive amount, if any, of (1) the aggregate expense incurred by the Company and the Company Subsidiaries for trade promotions reimbursements that are requested during the  initial ninety (90) days following Closing by Costco, Target and BJs in the Ordinary Course of Business with respect to trade promotions conducted by such customers prior to Closing minus (2) the aggregate amount of reserves on the accounting records of the Company and the Company Subsidiaries immediately prior to Closing with respect to trade promotions expense for such three customers.

(iii) Within thirty (30) days after its receipt of the Initial Purchase Price Calculation Statement, the Seller Representative shall notify the Purchaser in writing of its agreement or disagreement with the Initial Purchase Price Calculation Statement and the accuracy of any of the Purchaser's Proposed Calculations (and during such 30-day period, the Purchaser shall grant the Seller Representative and its accountants reasonable access to all work papers, schedules and calculations used in the preparation of the Initial Purchase Price Calculation Statement).  If the Seller Representative does not dispute any aspect of the Initial Purchase Price Calculation Statement or the amount of any of the Purchaser's Proposed Calculations within such 30-day period, then the Initial Purchase Price Calculation Statement and the Purchaser's Proposed Calculations shall be conclusive and binding upon Purchaser and the Sellers (the "Final Purchase Price Calculation Statement").

(iv) If the Seller Representative disputes any aspect of the Initial Purchase Price Calculation Statement or the amount of any of the Purchaser's Proposed Calculations within such 30-day period, then the Seller Representative shall have the right to direct its independent accountants, at the Seller Representative's expense, to review and verify the accuracy of the Initial Purchase Price Calculation Statement.  In such event, the Seller Representative and its accountants shall complete their review and verification of the Initial Purchase Price Calculation Statement within sixty (60) days after the Seller Representative's receipt thereof and, if the Seller Representative and its accountants, after such review and verification, still disagree with the Purchaser's Proposed Calculations, the Seller Representative shall submit its proposed alternative calculations ("Sellers' Proposed Calculations") of the amount of the Closing Cash, the amount of the Closing Indebtedness, the amount of the Employer Taxes, the amount of the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto, and containing a recalculation of the estimated Purchase Price used at Closing based on the foregoing amounts, to Purchaser in writing within sixty-five (65) days after the Seller Representative's receipt of the Initial Purchase Price Calculation Statement.

(v) If Purchaser agrees to such changes, or fails to object within thirty (30) days after its receipt of Sellers' Proposed Calculations, Sellers' Proposed Calculations shall be used to determine the Final Purchase Price Calculation Statement.  If, however, Purchaser objects to Sellers' Proposed Calculations within thirty (30) days after its receipt thereof, then, within a 30-day period after the date of Purchaser's objection to Sellers' Proposed Calculations, the Seller Representative and Purchaser shall seek in good faith to resolve any differences which they may have with respect to any matter specified in the Sellers' Proposed Calculations.  If the Seller Representative and Purchaser do not resolve all such objections to Sellers' Proposed Calculations on a mutually agreeable basis within such 30-day period, any such objection to Sellers' Proposed Calculations as to which Purchaser and the Seller Representative cannot agree upon may be submitted by Purchaser or Seller Representative to KPMG, LLP, which the parties acknowledge is a mutually acceptable firm (such firm, the "Independent Accounting Firm") to resolve the remaining disputed items (the "Remaining Disputed Items") by conducting the Independent Accounting Firm's own review and verification of the Initial Purchase Price Calculation Statement, and thereafter selecting either Sellers' Proposed Calculations of the Remaining Disputed Items or the Purchaser's Proposed Calculations of the Remaining Disputed Items or an amount in between the two.  The Sellers and Purchaser shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm and such determination shall be used to determine the Final Purchase Price Calculation Statement.

(vi) Purchaser and the Seller Representative agree to execute, if requested by the Independent Accounting Firm, an engagement letter containing reasonable and customary terms.  Purchaser shall pay its own costs and expenses incurred under this Section 4.4(b) and the Seller Representative shall pay its own costs and expenses incurred under this Section 4.4(b) on behalf of the Sellers.  The costs and expenses of the Independent Accounting Firm shall be borne one-half by Purchaser and one-half by the Sellers, and paid by the Seller Representative on behalf of the Sellers.  The Independent Accounting Firm shall act as an arbitrator to determine, based upon the provisions of this Section 4.4(b), only the Remaining Disputed Items and the determination of each amount of the Remaining Disputed Items shall be made in accordance with the procedures set forth in this Section 4.4(b) and, in any event, shall be no less than the lesser of the amount claimed by either Purchaser or the Seller Representative, and shall be no greater than the greater of the amount claimed by either Purchaser or the Seller Representative.

(c) Upon the determination, in accordance with Section 4.4(b), of the Final Purchase Price Calculation Statement and the final calculations of the amounts of the Closing Cash, the Closing Indebtedness, the Employer Taxes, the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto, the Purchase Price shall be recalculated using such finally determined amounts in lieu of the estimates of such amounts used in the calculation of the estimated Purchase Price payable at Closing:

(i) If the Purchase Price as recalculated pursuant to this Section 4.4(c) is greater than the estimated Purchase Price set forth on the Estimated Purchase Price Calculation Statement (the "Excess Amount"), then Purchaser shall cause to be paid to the Seller Representative (for distribution to Sellers) and to the Company (on behalf of each Optionholder), in cash, their respective Fully Diluted Pro Rata Share of the Excess Amount (subject to Tax Withholdings with respect to payments of the Excess Amount to Optionholders).

(ii) If the Purchase Price as recalculated pursuant to this  Section 4.4(c) is less than the estimated Purchase Price set forth on the Estimated Purchase Price Calculation Statement (the "Deficiency"), then the Seller Representative and the Purchaser shall jointly direct the Escrow Agent to release funds to be paid to or as directed by Purchaser out of the Escrow

Account up to the Adjustment Escrow Amount no later than three (3) Business Days after the Final Purchase Price Calculation Statement shall have become final and binding on the parties. To the extent the Adjustment Escrow Amount is insufficient to cover the full amount of the Deficiency, the Keen Managed Reserve Trust shall be liable for such insufficiency and pay such amount to or as directed by Purchaser simultaneously with the payment from the Escrow Account.

(iii) Any payments made by Purchaser to the Seller Representative, the Sellers or the Optionholders, or by the Sellers and the Optionholders to Purchaser, pursuant to this Section 4.4(c) shall be deemed to be adjustments to the Purchase Price for all Tax purposes.

(d) Prior to the determination of the Final Purchase Price Calculation Statement, Purchaser shall not directly or indirectly make any changes to the books and records of the Company or the Company Subsidiaries relating to periods prior to the Closing.  Subject to this Section 4.4, no change to the accounting methods, policies, practices or procedures made with respect to the Company or any of the Company Subsidiaries made after Closing shall give rise to any Liability of any Seller under this Agreement, whether pursuant to Article 11 or otherwise.

4.5 Withholding. To the extent not otherwise withheld by the Company or any Company Subsidiary, Purchaser shall be entitled to retain and withhold from the amounts payable pursuant to this Agreement to any Seller or Optionholder such amounts as Purchaser is required to retain and withhold with respect to the making of such payment under the Code, or any provision of foreign, state or local Law and instead shall pay such amount to the applicable Governmental Authority.  To the extent that amounts are properly so withheld by Purchaser and paid to the applicable Governmental Authority, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to such Seller or Optionholder in respect of which such retention and withholding was made by Purchaser.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

To induce the Company and the Sellers to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser hereby represents and warrants to the Company and the Sellers as of the date hereof and as of the Closing Date as follows:

5.1 Organization and Standing.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware.  Copies of Purchaser's Organizational Documents and all amendments thereto as in effect on the date of this Agreement have been delivered to the Seller Representative and are complete and correct in all material respects with respect to the periods covered therein.  Purchaser is not in default under or in violation of its Organizational Documents.

5.2 Authority, Authorization; Enforceability.  Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and under each such Transaction Document, and to consummate the transactions contemplated by this Agreement and each such Transaction Document. The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser.  This Agreement and each other Transaction Document to which Purchaser is a party is, or upon its execution and delivery by all parties hereto and thereto shall be, a valid and binding obligation of Purchaser enforceable against it in accordance with the terms hereof and thereof, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors' rights generally and by general principles of equity (the "General Enforceability Exceptions").

5.3 Noncontravention.  Except for compliance with any applicable requirements of the HSR Act, neither the execution, delivery or performance by Purchaser of this Agreement or any Transaction Document to which it is a party, nor Purchaser's consummation of the transactions contemplated hereby or thereby, nor Purchaser's compliance with any of the provisions hereof or thereof shall: (a) violate, or result in the violation of, the Organizational Documents of Purchaser or any resolutions adopted by the stockholders, board of directors or other governing body of Purchaser; (b) violate any Law, writ, injunction or decree of any Governmental Authority, in each case applicable to Purchaser or its assets or properties; or (c) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of Purchaser pursuant to, any material instrument or agreement to which Purchaser is a party or by which Purchaser or its properties may be bound or affected, except (in the case of clauses (b) and (c)) where the violation, breach or default would not reasonably be expected to have a material adverse effect on Purchaser's ability to consummate timely the transactions contemplated by this Agreement.

5.4 Governmental Approvals.  Except for: (a) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws; and (b) compliance with any applicable requirements of the HSR Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement.

5.5 Brokers.  Other than Moelis & Company, Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

5.6 Securities Act.  Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or in connection with, any distribution thereof in violation of the Securities Act.  Purchaser acknowledges that the Shares are not registered under the Securities Act or any applicable state securities Laws, and that the Shares may not be sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities Laws and regulations as applicable or pursuant to an applicable exemption therefrom.

5.7 Source of Funds.  As of the Closing, Purchaser will have sufficient cash available to enable it to pay the full Purchase Price payable hereunder and to make all other necessary payments by it in connection with the transactions contemplated by this Agreement.  The source of funds for payment of the Purchase Price shall not violate any Law, and Purchaser shall not fund the Purchase Price in violation of any Law.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE KEEN MANAGED RESERVE TRUST

The Company and the Keen Managed Reserve Trust, jointly and severally, make the following representations and warranties to Purchaser as of the date hereof and as of the Closing Date, subject to such exceptions and qualifications as are set forth in the disclosure schedule delivered by the Company to Purchaser, which is dated as of the date of this Agreement and attached to this Agreement as Exhibit C (the "Disclosure Schedule").  The Disclosure Schedule is arranged in paragraphs corresponding to the lettered and numbered sections contained in this Agreement and includes sections not specifically referenced in the text of the section.  If an item is disclosed in one section of the Disclosure Schedule, it shall be deemed to have been disclosed in any other section of the Disclosure Schedule to the extent the content and context of such disclosure makes it readily apparent, when read in the context of such other sections, that such disclosure is applicable to such other sections.  The disclosure of information in the Disclosure Schedule shall not be construed as an admission that any such information is material to the business or operations of the Company or the Company Subsidiaries.  None of the disclosures contained in the Disclosure Schedule are intended to constitute, and shall not be construed as constituting, representations or warranties except as and to the extent specifically provided in this Agreement, nor shall any of the disclosures in the Disclosure Schedule be deemed to expand in any way the scope or effect of the representations made by the Company in this Agreement.

6.1 Organization and Valid Existence.  The Company and each Company Subsidiary (other than International Supplement Sciences, Inc.) is a corporation duly incorporated and validly existing under the Laws of the State of Washington.  International Supplement Sciences, Inc. is a corporation duly incorporated and validly existing under the Laws of the province of British Columbia, Canada.

6.2 Authority to Conduct Business.  Each of the Company and the Company Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently being conducted.  Each of the Company and the Company Subsidiaries is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its properties and assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be in good standing or to be duly licensed or qualified to do business would not reasonably be expected to have a Material Adverse Effect.  Schedule 6.2 of the Disclosure Schedule sets forth a list of each jurisdiction in which each of the Company and the Company Subsidiaries is licensed or qualified to do business as a foreign corporation.

6.3 Organizational Documents.  Copies of the Organizational Documents of the Company and each Company Subsidiary and all amendments thereto as in effect on the date of this Agreement have been delivered or made available to Purchaser and are complete and correct.  None of the Company and the Company Subsidiaries is in default under, or in violation of, its Organizational Documents.  The stock books of each of the Company and the Company Subsidiaries have been made available to the Purchaser for its inspection and are true and complete. The minute books of each of the Company and the Company Subsidiaries have been made available to Purchaser for its inspection and contain accurate records of all meetings of and resolutions of, or written consents by, their shareholder(s) and boards of directors and committees thereof since January 1, 2005.

6.4 Authority; Authorization; Enforceability.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations under this Agreement and each such Transaction Document, and to consummate the transactions contemplated by this Agreement and each such Transaction Document. The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and each Transaction Document to which the Company is a party is, or upon its execution and delivery by all parties hereto and thereto shall be, a valid and binding obligation of the Company, enforceable against it in accordance with the terms hereof and thereof, except as such enforceability may be limited by the General Enforceability Exceptions.

6.5 Noncontravention.  Except: (a) for compliance with any applicable requirements of the HSR Act; (b) for notices, consents or approvals required under agreements or commitments evidencing, or entered into by the Company or any of the Company Subsidiaries in connection with, Indebtedness of the Company or any Company Subsidiary to be paid and discharged at Closing pursuant to Section 4.2; and (c) as otherwise set forth on Schedule 6.5 of the Disclosure Schedule, none of the execution, delivery or performance by the Company of this Agreement or any Transaction Document to which it is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof shall: (i) conflict with, violate, or result in the violation of, the Organizational Documents of the Company or any Company Subsidiary or any resolutions adopted by the shareholders or board of directors of the Company or any Company Subsidiary; (ii) conflict with or violate any Law, writ, injunction or decree of any Governmental Authority, in each case applicable to the Company or any Company Subsidiary or their respective assets or properties; or (iii) with or without the passage of time or the giving of notice or both, result in the breach of, constitute a default or require any consent or other action by any Person under, give rise to any right of termination, cancellation or acceleration of any material right or obligation to which Company or any Company Subsidiary is entitled under, or result in the creation of any Lien upon the property, shares of capital stock or assets of the Company or any Company Subsidiary pursuant to, any instrument or agreement to which the Company or such Company Subsidiary is a party or by which the Company or such Company Subsidiary or their respective properties, assets or shares of capital stock may be bound or affected, except (in the case of clause (ii)) where the conflict, violation, breach or default would not reasonably be expected to have a Material Adverse Effect.

6.6 Governmental Approvals.  Except for: (a) such consents, approvals, orders, authorizations, registrations, declarations and filing as may be required under applicable federal and state securities Laws; and (b) such filings as may be necessary under the HSR Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

6.7 Investments in Other Persons.  Other than the Company Subsidiaries, none of the Company or the Company Subsidiaries has any direct or indirect equity, voting, or other ownership or beneficial interest by stock ownership or otherwise in any other Person, and is not a member or participant in any partnership, joint venture or similar Person.

6.8 Capitalization of Company and Company Subsidiaries.

(a) The authorized shares and issued and outstanding shares of each class of capital stock of the Company and the record owners (which to the Knowledge of the Company are also the beneficial owners), and the number of shares owned by each such owner, of all such issued and outstanding shares of capital stock are as set forth on Schedule 6.8(a) of the Disclosure Schedule.  The Shares constitute all of the issued and outstanding shares of capital stock of the Company and (i) are duly authorized, validly issued, fully paid and nonassessable; (ii) are held of record by the Sellers as set forth on Schedule 1(A); and (iii) were not issued in violation of the preemptive rights of any Person or any agreement or Law by which the Company at the time of issuance was bound.  None of the outstanding equity securities of the Company has been issued in violation of the Securities Act or applicable state securities Laws.

(b) The authorized shares and issued and outstanding shares of each class of capital stock of each Company Subsidiary are as set forth on Schedule 6.8(b) of the Disclosure Schedule.  The Company owns (of record and beneficially) all of the issued and outstanding shares of capital stock of each Company Subsidiary, all of which issued and outstanding shares of capital stock of each Company Subsidiary (i) are owned free and clear of any Lien or restriction on transfer (other than any restrictions under the Securities Act and applicable state securities Laws (and, in the case of International Supplement Sciences, Inc., other than any restrictions under applicable Canadian and British Columbia securities

Laws)) and (ii) are duly authorized, validly issued, fully paid and nonassessable. None of such shares were issued in violation of the preemptive rights of any Person or any agreement or Law by which any such Company Subsidiary at the time of issuance was bound.  None of the outstanding equity securities of any of the Company Subsidiaries have been issued in violation of the Securities Act or applicable state securities Laws (and, in the case of International Supplement Sciences, Inc., in violation of applicable Canadian and British Columbia securities Laws).  There are no authorized, issued or outstanding preferred stock, bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind that are convertible into or exercisable for any capital stock of the Company or any Company Subsidiary.

(c) No former holder of shares of capital stock of the Company or any of the Company Subsidiaries has any suit, judgment, damage, right, cause of action or claim for liabilities, of any kind or nature, against the Company or any of the Company Subsidiaries as a result of or in connection with such former holder holding such shares of capital stock.

6.9 Rights and Stock Options.  Except for the Stock Options set forth on Schedule 1(B) to this Agreement, or except as otherwise set forth on Schedule 6.9 of the Disclosure Schedule, there are no (a)  issued, outstanding or authorized subscriptions, warrants, options or other agreements or rights of any kind to purchase, otherwise receive or be issued, or otherwise with respect to, any shares of capital stock or any other security of the Company or any Company Subsidiary or (b) securities or obligations of any kind convertible into or otherwise with respect to any shares of capital stock or any other security of the Company or any Company Subsidiary.  At the Closing, the Per Share Purchase Price will be greater than the exercise price per share of each Stock Option set forth on Schedule 1(B).  Except for the Stock Options set forth on Schedule 1(B) to this Agreement, or except as otherwise set forth on Schedule 6.9 of the Disclosure Schedule, there is no outstanding contract or other agreement of the Company or any Company Subsidiary to purchase, redeem or otherwise acquire, or otherwise with respect to any outstanding shares of the capital stock of the Company or any Company Subsidiary, or securities or obligations of any kind convertible into shares of the capital stock of the Company or any Company Subsidiary.  There are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company or any Company Subsidiary. There are no options outstanding to purchase any shares of the Company's capital stock, other than the Stock Options set forth on Schedule 1(B) to purchase the Class C Stock.  No Stock Options or other grants of stock-based awards have been granted at less than fair market value at the time of the grant.  There are no voting agreements, voting trusts, proxies or other similar agreements or understandings with respect to the equity interests of the Company or any Company Subsidiary.  There are no obligations, contingent or otherwise, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of their respective equity interests.

6.10 Financial Statements.  The Company has delivered the following financial statements (the "Financial Statements") to Purchaser, which are attached as Schedule 6.10 of the Disclosure Schedule: (a) the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2010 and December 31, 2011 (including the notes thereto), and the related audited consolidated statements of income, shareholders' equity and cash flows of the Company and the Company Subsidiaries for each of the years then ended; and (b) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2012 (the "Most Recent Balance Sheet"), and the related unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the six (6) months then ended (the "Interim Financial Statements").  Each of the Financial Statements has been prepared in accordance with GAAP (except as may be indicated in any notes thereto).  Each of the balance sheets in the Financial Statements fairly presents in all material respects the consolidated financial condition of the Company and the Company Subsidiaries as of its respective date.  Each of the statements of income and cash flows in the Financial Statements fairly presents in all material respects the consolidated results of operations and cash flows, respectively, of the Company and the Company Subsidiaries for the periods covered thereby.  Notwithstanding the foregoing, the Interim Financial Statements are subject to normal, recurring year-end adjustments and lack footnotes and other presentation items required by GAAP.  The Financial Statements were prepared on a consistent basis and are consistent in all material respects with the books and records of the Company and the Company Subsidiaries, and such books and records are true, correct and complete in all material respects.

6.11 Internal Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Notwithstanding the foregoing, (i) none of the Company or any Company Subsidiary has implemented any system of "internal control over financial reporting" as defined in the rules promulgated under the Securities Exchange Act and (ii) the internal accounting controls of the Company and the Company Subsidiaries have been designed, implemented and maintained in light of the size of the Company and the Company Subsidiaries, the nature of their respective  operations and the fact that none of them is a reporting company under the Securities Exchange Act.

6.12 No Undisclosed Liabilities.  Except (a) as reflected or reserved against in the Financial Statements (including the notes thereto) and (b) Liabilities incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, none of the Company and the Company Subsidiaries has any material Liabilities of the type required by GAAP to be reflected or reserved against in the Financial Statements. The Company and the Company Subsidiaries have no off-balance sheet Liabilities of any nature to, or any financial interest in, any Person, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt or expenses by the Company or any of the Company Subsidiaries.

6.13 Absence of Changes.  Except for the transactions contemplated by this Agreement or as disclosed on Schedule 6.13 of the Disclosure Schedule, since December 31, 2011, the Company and the Company Subsidiaries have conducted their business and operations in all material respects in the Ordinary Course of Business and have not:

(a) suffered any Material Adverse Change;

(b) except in the Ordinary Course of Business, acquired any properties or assets or sold, assigned, transferred, conveyed, leased, licensed or otherwise disposed of any of the properties or assets of the Company;

(c) made any capital expenditures or commitments therefor in excess of $50,000 for any individual commitment and $250,000 for all commitments in the aggregate;

(d) waived or released any right of substantial value;

(e) loaned or advanced any money or other property to any present or former director, officer or employee (except for travel and other similar advances in the Ordinary Course of Business);

(f) issued any guaranty of any obligation of any other Person other than guarantees of obligations of the Company or any Company Subsidiary incurred in the Ordinary Course of Business;

(g) (i) entered into any transaction or agreement other than in the Ordinary Course of Business, or (ii) received any notice of termination of, or suffered any termination of, any Material Contract;

(h) suffered any damage, destruction or loss (whether or not covered by insurance), in any case or in the aggregate, in excess of $50,000;

(i) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Owned IP, or modified any existing rights with respect thereto;

(j) made, revoked or amended any material Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, made a request for a written ruling of a Tax Authority, or entered into a written and legally binding agreement with a Tax Authority;

(k) declared or paid any dividends or made any distributions on or in respect of the Company or any Company Subsidiary's capital stock or other securities (whether in cash, stock or other property);

(l) directly or indirectly redeemed, retired, acquired or purchased any shares of or interests in equity securities of the Company or any Company Subsidiary, or any other securities or rights convertible or exercisable into, exchangeable for or conferring the right to purchase shares of or interests in equity securities of the Company or any Company Subsidiary;

(m) except in the Ordinary Course of Business, had any change in its relations with its employees, distributors, brokers, agents, customers or suppliers;

(n) (i) made any grant of credit or rebate to any customer or distributor on terms or in amounts materially more favorable than had been extended to that customer or distributor in the past or (ii) initiated a product promotion not in the Ordinary Course of Business;

(o) amended their Organizational Documents; or

(p) taken any action or omitted to take any action that would reasonably be expected to result in the occurrence of any of the foregoing.

6.14 The Company.  The Company has not engaged in any business (other than its ownership of the stock of each Company Subsidiary and activities reasonably related thereto), owns no assets (other than the stock of each Company Subsidiary) and has no material Liabilities (other than as guarantor of liabilities of the Company Subsidiaries and as a co-borrower of Indebtedness that will be paid at Closing).  The Company Subsidiaries have not engaged in any business other than the vitamin, mineral and supplement business.

6.15 Tangible Personal Property.  The Company and the Company Subsidiaries have: (a) good and valid title to all of the tangible personal property and assets that are used in the operation of their respective businesses as currently operated and that they own or purport to own; and (b) valid leasehold interests in all tangible personal property and assets that are used in the operation of their respective businesses as currently operated and that they lease or purport to lease; and, in each case, free and clear of any Liens other than Permitted Liens.  The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all of such leases of personal property.  There are no existing defaults or events that, with the passage of time or the giving of notice or both, would constitute defaults by the Company or any such Company Subsidiary under any material provision of such lease or, to the Knowledge of the Company, by any other party to any such lease, in each case except for such defaults and events as to which requisite waivers or consents have been obtained.  All of the material tangible personal property used by the Company and the Company Subsidiaries in their respective businesses is located at the Leased Real Property.

6.16 Real Property.

(a) Neither the Company nor any Company Subsidiary owns or has owned a fee title interest in any real property.

(b) Schedule 6.16(b) of the Disclosure Schedule sets forth a list of all real property leased or subleased to the Company or any Company Subsidiary (the "Leased Real Property"), indicating the nature of the respective interests of the Company or such Company Subsidiary therein. With respect to the Leased Real Properties:

(i) each lease or sublease of Leased Real Property and any assignment thereof pursuant to which the Company or any Company Subsidiary leases any Leased Real Property (each, a "Realty Lease") is a legal, valid and binding obligation of the applicable Company or Company Subsidiary, is in full force and effect, and is enforceable against the Company or Company Subsidiary, as the case may be,  and, to the Knowledge of the Company, against the other party or parties thereto, in each case except as enforceability may be limited by the General Enforceability Exceptions;

(ii) none of the Company, the applicable Company Subsidiary or, to the Knowledge of the Company, any other party to any such Realty Lease is in breach of or default of a material provision of such Realty Lease, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default by the Company or the applicable Company Subsidiary or, to the Knowledge of the Company, any other party to such Realty Lease, or that would permit termination, modification or acceleration under such Realty Lease, in each case except for such defaults and events as to which requisite waivers or consents have been obtained; and

(iii) the buildings, fixtures and other improvements located at each Leased Real Property: (x) are in compliance in all material respects with all requirements of applicable zoning code and similar Laws; and (y) benefit from all required material certificates of occupancy, building, safety, fire and health approvals.

6.17 Condition and Sufficiency of Assets.  The buildings, plants, structures, leasehold improvements, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned or leased by the Company and the Company Subsidiaries in the operation of their businesses: (a) are in reasonably good operating condition, ordinary wear and tear excepted (which, for the avoidance of doubt, includes equipment breakdowns that occur in the Ordinary Course of Business and do not impair in any material respect the operation of the business of the Company or any Company Subsidiary); and (b) are adequate and sufficient for the continued conduct of the businesses of the Company and the Company Subsidiaries as currently conducted, and constitute all of the buildings, plants, structures, leasehold improvements, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property necessary for the continued conduct of the businesses of the Company and the Company Subsidiaries as currently conducted.

6.18 Intellectual Property.

(a) Schedule 6.18(a) of the Disclosure Schedule contains a complete and correct list of: (i) all issued patents and patent applications, registered copyrights and pending applications therefor, registered and unregistered trademarks, service marks, trade names, logos, trade dress and pending applications therefor and Internet domain names, owned by the Company or any Company Subsidiary, that are used or held for use in their respective businesses as currently conducted (the "Owned IP"); and (ii) all agreements, contracts, licenses, sublicenses, assignments, co-existence, escrow or other agreements (other than non-negotiated licenses of commercially available software licensed for a one time or annual fee of less than $10,000) (each, an "IP License") pursuant to which any third party has granted the Company or the Company Subsidiaries rights to use Intellectual Property Rights (the "Licensed IP", and together with the Owned IP, the "Listed Intellectual Property").  Although not listed on Schedule 6.18(a) of the Disclosure Schedule, unregistered copyrights that the Company or the Company Subsidiaries own are included within the definition of "Owned IP."

(b) Schedule 6.18(b)(1) of the Disclosure Schedule identifies: (i) the place and Governmental Authority of filing for each item of Owned IP which is the subject of an application; and (ii) the Governmental Authority that has issued a registration with respect to any registered Owned IP.  Except as set forth on Schedule 6.18(b)(2) of the Disclosure Schedule, (x) each item of Owned IP which is the subject of an application or a registration has been duly submitted to (as an application), or registered or issued by, the Governmental Authority set forth on Schedule 6.18(b)(1) of the Disclosure Schedule, has not been abandoned, revoked or withdrawn, and, to the Knowledge of the Company, is in good standing and is valid in the applicable jurisdiction as of the Closing Date; (y) the Company has not received any written, or to the Knowledge of the Company oral, notice that any Person is seeking to cancel, modify or challenge any Listed Intellectual Property, including any applications therefor and (z) the Company has not received any written, or to the Knowledge of the Company oral, notice of any objection or rejection from a Governmental Authority, pertaining to any pending application for Listed Intellectual Property.

(c) Except as set forth on Schedule 6.18(c) of the Disclosure Schedule, each IP License is currently valid and enforceable, subject to the General Enforceability Exceptions, and in full force and effect and binding on the Company, the applicable Company Subsidiary and, to the Knowledge of the Company, all other parties thereto.  The Company and the applicable Company Subsidiary is not and, to the Knowledge of the Company, no other party to any IP License is in material default thereunder.  The Company and the Company Subsidiaries have not received any written, or to the Knowledge of the Company, oral notice of material default from any third party with respect to any IP License.  The Company and the Company Subsidiaries have not given any written or oral, notice of material default to any third party with respect to any IP License within the last thirty-six (36) months.  Except as set forth on Schedule 6.18(c) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Company's obligations hereunder and under the Transaction Documents will not result in such a default.

(d) The Company or the applicable Company Subsidiary exclusively owns, free and clear of all Liens other than Permitted Liens, or has the exclusive or nonexclusive right to use pursuant to valid and effective agreements, all Intellectual Property Rights used in connection with its business, and the consummation of the transactions contemplated by this Agreement shall not alter or impair any such rights.  The operation of the businesses of the Company and the Company Subsidiaries and their use of

Intellectual Property Rights therein have not and do not violate, infringe, misuse or misappropriate any Intellectual Property Right of any third party.  No claims are pending or, to the Knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries by any Person with respect to the Company's or any Company Subsidiaries' use of any Intellectual Property Rights in connection with its business, challenging the validity or effectiveness of any license or agreement described in Schedule 6.18(a)(ii) of the Disclosure Schedule, alleging any violation, infringement, misuse or misappropriation of Intellectual Property Rights or indicating that the failure to take a license would result in any such claim.  To the Knowledge of the Company, no Person has or is violating, infringing upon, misusing or misappropriating any Owned IP or any Licensed IP.  There are no pending claims brought or threatened in writing by the Company or the Company Subsidiaries against any Person with respect to such Person's use of any Owned IP.

(e) The Listed Intellectual Property constitutes all Intellectual Property Rights necessary for the continued conduct and operation of the businesses of the Company and the Company Subsidiaries as currently conducted.  Except as set forth on Schedule 6.18(e) of the Disclosure Schedule, immediately following the Closing Date, the Purchaser will be permitted to exercise all Intellectual Property Rights used by the Company and Company Subsidiaries in connection with each of their businesses, including under all contracts, licenses and agreements, to the same extent the Company or the applicable Company Subsidiary would have been able to had the transactions contemplated by this Agreement not occurred.  Without limiting the foregoing, the Company owns or holds licenses for all manufacturing codes and product codes necessary for the continued conduct and operation of the businesses of the Company and the Company Subsidiaries as currently conducted, including all UPC manufacturer ID codes, EAN codes and other manufacturer codes, websites and website URLs used in the business of the Company and the Company Subsidiaries.

(f) The Company and the Company Subsidiaries have secured from all consultants, employees and independent contractors of the Company and the Company Subsidiaries who independently or jointly created any portion of, contributed to the conception, reduction to practice, creation or development of, or who otherwise would have any rights in any Owned IP, exclusive ownership of all such third party's rights in and to such Owned IP that the Company or the Company Subsidiaries do not already own by operation of Law.

(g) The Company has taken commercially reasonable measures to protect its ownership of, and rights in, all Owned IP.  Without limiting the foregoing, the Company has not made any of its trade secrets or other confidential or non-public proprietary information available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information.

(h) Except as set forth on Schedule 6.18(h) of the Disclosure Schedule or in the registration issued by the Governmental Authority for a Listed Intellectual Property Right, there is no governmental prohibition or restriction on the use of any Listed Intellectual Property in any jurisdiction in which the Company or any Company Subsidiary currently conducts or has conducted business since January 1, 2007 or on the export or import of any of the Listed Intellectual Property from or to any such jurisdiction.

(i) Since January 1, 2007, (i) there has been no unauthorized or improper access to the software, databases, systems, networks, and Internet sites and information of the Company and the Company Subsidiaries, including any customer data or personally identifiable information stored or contained therein or transmitted thereby; and (ii) the Company and the Company Subsidiaries have collected, stored, maintained, used and processed all customer data and personally identifiable information in accordance with all applicable privacy, security, data protection, direct marketing, consumer protection and workplace privacy laws, rules and regulations.  None of the Company or any Company Subsidiary accepts online credit card payments for Products.

6.19 Insurance.  Schedule 6.19 of the Disclosure Schedule sets forth a list of all current policies of fire, liability, product liability, workmen's compensation, life, property and casualty, directors' and officers' liability and other insurance currently  maintained, owned or held by, or for the benefit of, the Company or any Company Subsidiary (the "Insurance Policies").  To the Knowledge of the Company, all of the Insurance Policies are, and following the consummation of the transactions contemplated by this Agreement, will remain in full force and effect and neither the Company nor any Company Subsidiary is in default in any material respect under any Insurance Policy.  There are no open claims with respect to the Insurance Policies, and to the Knowledge of the Company, no event or circumstance exists that could give rise to a claim under any Insurance Policy.  Since the respective dates of the Insurance Policies, no notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such Insurance Policy has been received by the Company or any Company Subsidiary.  All premiums due and payable under the Insurance Policies have been fully paid.   Complete and accurate copies of all Insurance Policies have been made available to Purchaser.

6.20 Labor Relations.

(a) Except as set forth on Schedule 6.20(a) of the Disclosure Schedule: (i) neither the Company nor any Company Subsidiary is party to a collective bargaining agreement or other union, labor or similar contracts having provisions or otherwise covering its employees or is currently negotiating such an agreement nor is any of the employees represented in his or her capacity as an employee of the Company or any Company Subsidiary by any labor organization, works council or other employee representative body; (ii) there is no union organization activity or representation questions involving any employee of the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened, and none has occurred during the past three (3) years at any facility of the Company or any Company Subsidiary; (iii) no complaint, charge or claim against the Company or any Company Subsidiary is currently pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or the Equal Employment Opportunity Commission or before any analogous Governmental Authority in any country; (iv) since January 1, 2010, neither the Company nor any Company Subsidiary has experienced (nor to the Knowledge of the Company has there been threatened) any labor dispute, strike, slowdown, work stoppage or other labor disputes (and there is no such dispute, strike, slowdown, work stoppage or other labor dispute currently pending); (v) there are no pending or, to the Knowledge of the Company threatened, claims or arbitration proceedings arising out of or under any collective bargaining or other union agreement to which the Company or any Company Subsidiary is a party or is bound; (vi) there are no proceedings pending or, to the Knowledge of the Company, threatened, between the Company or any of the Company Subsidiaries, on the one hand, and any or all of its current or former employees, directors, officers, consultants, independent contractors or other service providers, on the other hand; (vii) there are no claims pending, or, to Knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries under any workers' compensation or long-term disability plan or policy that is not fully offset by insurance; (viii) the Company and the Company Subsidiaries have no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family and Medical Leave Act or any state or foreign law governing health care, retirement or pension schemes or coverage or the extension or continuation of any such schemes or coverage; and (ix) there has been no "mass layoff" or "plant closing" as defined under the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law with respect to the Company or any Company Subsidiary within the ninety (90) days prior to Closing.

(b) Except as set forth on Schedule 6.20(b) of the Disclosure Schedule, all U.S. employees of the Company and the Company Subsidiaries are employed on an at-will basis and have no entitlement to contractual severance or notice if terminated for any reason. All U.S. employees of the Company and the Company Subsidiaries are correctly classified as exempt or non-exempt from state and federal overtime laws.  All contractors and/or consultants of the Company and the Company Subsidiaries are correctly classified as independent contractors under U.S. and state law, or foreign statutes, Laws or regulations.  The Company and the Company Subsidiaries have complied in all material respects with the requirements of the Immigration Reform and Control Act of 1986, as amended, and other United States immigration laws related to the verification of citizenship or legal permission to work in the United States with respect to all of the U.S. employees of the Company and the Company Subsidiaries as well as foreign statutes, laws or regulations related to the verification of legal permission to work in non-U.S. jurisdictions with respect to all non-U.S. employees of the Company and any Company Subsidiary.

6.21 Permits; Compliance With Law.

(a) The Company and each of the Company Subsidiaries:  (i) holds all Permits that are required in the conduct of each of their respective businesses as presently conducted, except to the extent not material to their respective businesses and (ii) are in compliance in all material respects with the terms of such Permits, which are in full force and effect.  A list of all Permits held by the Company and each Company Subsidiary as of the date of this Agreement is set forth on Schedule 6.21 of the Disclosure Schedule.  The transactions contemplated by this Agreement, including change of control, will not cause a cancellation or otherwise adversely affect the validity of such Permits.

(b) The Company and each of the Company Subsidiaries are, and have been since January 1, 2007, in material compliance with all applicable Laws.  To the Company's Knowledge, no proposed Law exists that would be applicable to the Company or any of the Company Subsidiaries that could reasonably be expected to have a Material Adverse Effect (without giving effect to clause (v) of the definition of Material Adverse Effect).  No written, or to the Knowledge of the Company oral, notice has been received by the Company since January 1, 2007 alleging a material violation of applicable Laws other than as set forth on Schedule 6.21(b) of the Disclosure Schedule, including any FDA Form 483, "warning letter," "untitled letter" or other similar governmental or regulatory notice of inspectional observations or deficiencies.

(c) Without limiting the generality of the foregoing, and except as set forth on Schedule 6.21(c) of the Disclosure Schedule, the Company and each Company Subsidiary since January 1, 2007 has materially complied with: (i) the Federal Food, Drug and Cosmetic Act (the "FDC Act"), or similar legal provisions in any domestic or foreign jurisdiction, (ii) the Food and Drug Administration (the "FDA") regulations promulgated thereunder, or similar legal provisions in any domestic or foreign jurisdiction, (iii) all applicable Laws enforced by the United States Department of Agriculture, (iv) the Federal Trade Commission Act and all applicable state and foreign Laws with respect to the truthfulness and substantiation of all Product labeling and advertising claims for Products manufactured, distributed or sold prior to the Closing Date, and (v) all Laws governing the manufacturing, testing, processing, packaging, labeling, marketing, selling, holding and/or distribution of food products (clauses (i), (ii), (iii) and (v) collectively, the "Food Safety Laws", and clause (iv) the "Substantiation of Claims Laws").  Schedule 6.21(c) of the Disclosure Schedule identifies all branded Product label representations or claims (excluding representations or claims made with respect to private label Products) made by the Company or any Company Subsidiary with respect to Products manufactured, distributed or sold from January 1, 2012 through the date of this Agreement.  Since January 1, 2007, neither the Company nor any Company Subsidiary has engaged in any conduct or taken any action, and to the Knowledge of the Company, there has been no event, that would reasonably be expected to result in any Damages for the Company or any of the Company Subsidiaries as a result of, relating to or in connection with any representations or claims made by the Company or any Company Subsidiary prior to the Closing Date in or on any media or Product labeling, including print, television and other advertising, with respect to Products manufactured, distributed or sold by the Company or any Company Subsidiary prior to the Closing Date.

(d) Other than as set forth on Schedule 6.21(d) of the Disclosure Schedule, since January 1, 2007: (i) neither the Company nor any Company Subsidiary has received any written, or to the Knowledge of the Company oral, notice of any actions, suits, proceedings, orders, or investigations from the FDA or any other Governmental Authority charged with enforcing the Food Safety Laws, or from the FTC or any state or foreign Governmental Authority charged with enforcing Substantiation of Claims Laws and (ii) no claims have been filed against the Company or any Company Subsidiary alleging a violation of any Food Safety Law or Substantiation of Claims Laws.

(e) Except as set forth on Schedule 6.21(e) of the Disclosure Schedule, since January 1, 2007, each Product subject to the Food Safety Laws and Substantiation of Claims Laws that was manufactured, assembled or sold by the Company or any Company Subsidiary prior to the Closing Date was developed, manufactured, tested, packaged, held, marketed, sold and/or distributed by the Company or a Company Subsidiary in material compliance with all applicable requirements of the Food Safety Laws and Substantiation of Claims Laws.

(f) All manufacturing operations conducted by the Company and any Company Subsidiary since January 1, 2007 have been conducted in material compliance with applicable FDA good manufacturing practices.  To the Company's Knowledge, the Company does not import from any foreign country any ingredients except as set forth on Schedule 6.21(f) of the Disclosure Schedule, which schedule includes, to the Company's Knowledge, the country of origin of such imported ingredients.  All ingredients, whether imported or domestic, are accompanied by a certificate of analysis upon delivery to the Company or a Company Subsidiary.  All ingredients that are used to manufacture Products that are dietary supplements are subjected in all material respects to the testing required under the FDA regulations for good manufacturing practices for dietary supplements, as contained in 21 C.F.R. Part 111.

(g) Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any of the Company's or any Company Subsidiary's directors, officers or employees, has ever been: (i) convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar law or authorized by 21 U.S.C. § 335a(b) or (ii) convicted of any other crime as a result of any violation of Food Safety Laws.

(h) Except as set forth on Schedule 6.21(h) of the Disclosure Schedule, since January 1, 2007: (i) neither the Company nor any Company Subsidiary has initiated, conducted or issued any recall, market withdrawal or replacement with respect to any Product manufactured, distributed or sold prior to the Closing Date and (ii) no Product manufactured, distributed or sold prior to the Closing Date has been discontinued (whether voluntarily or otherwise) due to concerns over potential harm to human health or safety.  No proceedings (whether completed or pending) initiated by the FDA or any other Governmental Authority charged with enforcing the Food Safety Laws seeking the recall, withdrawal, suspension or seizure of any Product manufactured, distributed or sold prior to the Closing Date are pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, nor have any such proceedings been pending at any time during the twelve (12) months prior to the Closing Date, including any "warning letters" or "untitled letters" issued by the FDA.

(i) Since January 1, 2007, the Company and the Company Subsidiaries have been in material compliance with the requirements for reporting serious adverse events for Products that are dietary supplements, as contained in Section 716 of the FDC Act.

(j) To the Knowledge of the Company, none of the Products manufactured, distributed or sold prior to the Closing Date has included any new dietary ingredient, as that term is defined in Section 4.13(c) of the FDC Act, that is subject to notification under the new dietary ingredient notification requirements of the FDC Act for which the Company has failed to file a notification with the FDA.

(k) To the Knowledge of the Company, since January 1, 2007, the Company and the Company Subsidiaries have complied in all material respects with all labeling requirements for “dietary supplements,” as that term is defined in Section 201(ff) of the FDC Act, that are contained in the FDC Act and applicable FDA regulations.  Since January 1, 2007, none of the Company or the Company Subsidiaries has received any written or, to the Knowledge of the Company, oral notice that any Products manufactured, distributed or sold prior to the Closing Date that the Company labels and sells as dietary supplements fail in any material respect to meet the definition of “dietary supplement” in the FDC Act, or any written or, to the Knowledge of the Company, oral notice that any dietary supplement Product manufactured, distributed or sold prior to the Closing Date is in fact a “conventional food” under the FDC Act rather than a “dietary supplement.”

This Section 6.21 contains the sole and exclusive representations and warranties of the Company with respect to any matters relating to Permits, Food Safety Laws or Substantiation of Claims Laws.

6.22 Litigation.  Except as identified on Schedule 6.22 of the Disclosure Schedule, there has not been since January 1, 2007, nor is there currently pending or, to the Knowledge of the Company threatened, any action, suit, claim or proceeding involving the Company or any of the Company Subsidiaries (including any matter with respect to which the Company or any of the Company Subsidiaries has agreed to indemnify another party whether or not a party to such matter), any of their respective assets or properties or any of their respective current or former directors, officers or employees (in their capacities as such).  To the Knowledge of the Company, since January 1, 2007, no event has occurred that would reasonably be expected to result in such an action, suit, claim or proceeding.  There are no currently pending actions, suits, claims or proceedings or outstanding orders, judgments, injunctions, stipulations, awards or decrees before or of any Governmental Authority involving or against the Company or any of the Company Subsidiaries, or any of their respective assets or properties, that (a) challenge or seek to prevent, enjoin or otherwise delay the consummation of the transactions contemplated by this Agreement or (b) would reasonably be expected to have a Material Adverse Effect.

6.23 List of Accounts.  Schedule 6.23 of the Disclosure Schedule contains a list of all bank and securities accounts, and all safe deposit boxes, maintained by the Company and each of the Company Subsidiaries, including the following information for each such account and safe deposit box: (a) the name and location of the institution at which such account and safe deposit box is maintained; (b) the account number of such account and safe deposit box; (c) a brief description of such account and safe deposit box; and (d) Persons authorized to act or sign on behalf of the Company in respect of the foregoing  and a listing of the Persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, with access thereto.

6.24 List of Personnel.  The Company has provided to Purchaser a schedule setting forth as of the date hereof: (a) the name, position and total compensation of each employee of the Company and the Company Subsidiaries as of July 31, 2012; (b) all wage or salary increases, bonuses or other compensation received since December 31, 2011 with respect to periods beginning after December 31, 2011 by persons whose total annual compensation for the twelve (12) months ended December 31, 2011 exceeded, or whose total annual compensation for the twelve (12) months ending December 31, 2012 is expected to exceed, $50,000; and (c) all commitments or agreements by the Company or any Company

Subsidiary to increase the wages or modify the conditions or terms of employment of any of their respective employees other than in the Ordinary Course of Business.

6.25 Employee Benefit Plans; ERISA.

(a) Schedule 6.25(a) of the Disclosure Schedule lists all "employee benefit plans" within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any and all other retirement, employment, collective bargaining, welfare, life, insurance, post-retirement, disability, vacation, unemployment, bonus, pension, change in control, profit sharing, equity, stock option, stock bonus or deferred compensation, severance, sick leave or other material plan or arrangement providing benefits to current or former employees, officers, directors or other service providers of the Company or the Company Subsidiaries, in each case whether terminated or not terminated, written or unwritten, insured or not insured or foreign or domestic, of the Company or the Company Subsidiaries (collectively, the "Benefit Plans") currently maintained, sponsored or contributed to or required to be maintained, sponsored or contributed to by the Company, any Company Subsidiary or their respective ERISA Affiliates or under which the Company or any Company Subsidiary or their respective ERISA Affiliates otherwise have or could reasonably be expected to have, or had, any obligations or liabilities.

(b) All Benefit Plans comply and have been maintained and operated in all material respects in accordance with all Laws (including, without limitation, ERISA and the Code) applicable to such plans and the terms and conditions of the respective plan documents. The Benefit Plans that are intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and the IRS has issued a favorable determination letter or prototype or volume submitter plan opinion letter with respect to each such Benefit Plan, and to the Knowledge of the Company nothing has occurred with respect to such plans which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA, the Code or other applicable Law. No Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.  No Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). Except for continuation coverage as required by Section 4980(B) of the Code or by applicable state insurance Laws, no Benefit Plan provides life, health, medical or other welfare benefits to any current or former employees, officers, directors or other service providers (including their respective beneficiaries and dependents) of the Company or the Company Subsidiaries following any such Person's retirement or termination of employment or service with the Company or any Company Subsidiary. To the Knowledge of the Company, none of the Company, any Company Subsidiary or any of their respective ERISA Affiliates has contributed to a nonconforming group health plan (as defined in Section 5000(c)) of the Code and none of the Company, any Company Subsidiary or any of their respective ERISA Affiliates has incurred a Tax under Section 5000(a) of the Code.  No Benefit Plan is under or, to the Knowledge of the Company, expected to be under, nor has the Company or any Company Subsidiary been notified of any impending, audit or investigation by the IRS, United States Department of Labor, or any other Governmental Authority and no such completed audit, if any, has resulted in the imposition of any unpaid Tax liability.  With respect to each Benefit Plan that is funded mostly or partially through an insurance policy, neither the Company nor any Company Subsidiary has any material liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing Date. No trust providing funding to any Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code and no amounts payable under any Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Sections 280G and 4999 of the Code.

(c) The Company has delivered or made available to Purchaser true, correct and complete copies of each Benefit Plan (or if such plan is unwritten, then a summary of the material terms of such Benefit Plan), and, to the extent applicable, correct and complete copies of the current plan documents, amendments, summary plan descriptions, summaries of material modifications, the most recent determination letter received from the IRS, the two most recent Form 5500 Annual Reports and all financial statements and accompanying schedules, and all related trust agreements, insurance contracts and other funding arrangements that implement each Benefit Plan. The Company has also delivered or made available to Purchaser true, correct and complete copies of each employee handbook and all material written communications applicable to employees of the Company and the Company Subsidiaries.

(d) All contributions (including all employer contributions and employee salary reduction contributions, if any) that are due and payable have been made within the time period prescribed by ERISA to each Benefit Plan that is an Employee Pension Benefit Plan (within the meaning of Section 3(2) of ERISA). With respect to each other Benefit Plan, all contributions required to be made under the terms of any such Benefit Plan as of the date hereof have been timely made or, if not yet due, have been fully reserved for and specifically identified in the Most Recent Balance Sheet.  None of the Company, any Company Subsidiary or any of their respective ERISA Affiliates has incurred, or is reasonably likely to incur, any unfunded liabilities in relation to any Benefit Plan that have not been properly accounted for under GAAP.

(e) None of the Company and the Company Subsidiaries, or to the Knowledge of the Company any trustee or administrator of any Benefit Plan, has engaged in any transaction with respect to such Benefit Plan that would subject the Company or any Company Subsidiary to either a civil penalty assessed pursuant Section 502(i) of ERISA or a Tax or penalty on prohibited transactions imposed by Section 4975 of the Code.  No fiduciary of any Benefit Plan has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan. No actions, suits or claims with respect to the assets of any Benefit Plan (other than routine claims for benefits) are pending or, to the Knowledge of the Company threatened or reasonably anticipated.

(f) None of the Company, any Company Subsidiary or any of their respective ERISA Affiliates has incurred any Liability, directly or indirectly, to the PBGC or otherwise, under any Multiemployer Plan, Multiple Employer Plan or any other plan subject to Section 412 of the Code, or Title IV or Sections 302, 4063, or 4064 of ERISA (including any withdrawal liability as defined in Section 4201 of ERISA).

(g) None of the Company or a Company Subsidiary maintains or is obligated to contribute to any Benefit Plan maintained outside the jurisdiction of the United States, subject to the laws of a jurisdiction outside of the United States, or covering any employee residing or working outside the United States.

(h) Except as set forth on Schedule 6.25(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will give rise to or result in (i) any payment becoming due to any current or former employee, officer, director, or other service provider (or their respective beneficiaries or dependents) solely by reason of such transactions or by reason of a termination of employment following such transactions) of the Company or any Company Subsidiary, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

(i) No Benefit Plan is or ever was a "non-qualified deferred compensation plan" as defined under Section 409A of the Code and the regulations thereunder.  No Person is entitled to any gross-up, make-whole or other additional payment from the Company or any Company Subsidiary in respect of any Tax (including federal, state, local and foreign income, excise and other Taxes (including Taxes imposed under Code Section 409A or 4999)) or interest or penalty related thereto.

(j) Neither the Company nor any Company Subsidiary or any of their respective officers has made any promises or commitments, to create any employee benefit plan or agreement, or modify or change any Benefit Plan.  To the Knowledge of the Company, no event, condition, or circumstance exists that could reasonably be expected to result in an increase of the benefits provided under any Benefit Plan or the expense of maintaining any Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Closing Date. To the Knowledge of the Company, no event, condition, or circumstance exists that would prevent the amendment or termination of any Benefit Plan other than in accordance with its terms.

This Section 6.25 contains the sole and exclusive representations and warranties of the Company with respect to any Employee Benefit Plan matters with respect to the Company and the Company Subsidiaries, including any arising under ERISA.

6.26 Tax Matters.

(a) All Income Tax Returns and all other material Tax Returns required to be filed with respect to the business and assets of the Company and the Company Subsidiaries have been duly prepared and timely (within any applicable extension periods) filed with the appropriate Governmental Authorities in jurisdictions in which such returns are required to be filed, and all such Tax Returns are true, correct and complete in all material respects.   The Company and each Company Subsidiary have timely and properly paid all Taxes due (whether or not shown to be due and payable on any Tax Returns).  The Company and the Company Subsidiaries have set up adequate reserves on the appropriate Financial Statements for the payment of all Taxes properly accrued under GAAP but not yet due and payable, and no Taxes outside the Ordinary Course of Business will be incurred between the last day of the time period covered by the most recent Financial Statement and the Closing Date. All Taxes that the Company or any Company Subsidiary are required by Law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate Tax Authority to the extent due and payable.

(b) There is no claim or assessment pending or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary for any alleged deficiency in Taxes.

(c) Neither the Company nor any Company Subsidiary has for any Tax year remaining subject to audit: (i) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes that remains outstanding; (ii) applied for a ruling relative to Taxes; or (iii) entered into a closing agreement with any Tax Authority.

(d) None of the Tax Returns of the Company and the Company Subsidiaries filed after 2007 with respect to any Tax year has been or is currently being examined by the IRS or relevant Tax Authorities.  There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending with respect to which the Company or any Company Subsidiary has received written notice.

(e) Neither the Company nor any Company Subsidiary is a party to any written agreement providing for the allocation, sharing or indemnification of Taxes. Neither the Company nor any Company Subsidiary is liable for the Taxes of any other Person (except for Tax liabilities of any member of the Affiliated Group of which the Company is the common parent).

(f) No payment made or to be made to any current or former employee or director of the Company or any Company Subsidiary by reason of the transactions contemplated by this Agreement (whether alone or in connection with any other event) shall constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

(g) Neither the Company nor any Company Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither the Company nor any Company Subsidiary has received notice or inquiry from any jurisdiction where the Company or such Company Subsidiary does not currently file Tax Returns to the effect that such filings may be required with respect to the Company or such Company Subsidiary, or that the Company or such Company Subsidiary may otherwise be subject to taxation by such jurisdiction.

(i) Neither the Company nor any Company Subsidiary will be required to include amounts in income, or exclude items of deduction, in a Post-Closing Tax Period as a result of (i) any installment sale or open transaction disposition made in a Pre-Closing Tax Period, (ii) the application of the long-term contract method of accounting in a Pre-Closing Tax Period, (iii) any agreement with a Governmental Authority entered into in a Pre-Closing Tax Period, or (iv) any adjustments under Section 481 of the Code (or any similar provision of Law relating to Taxes of any jurisdiction) pursuant to a change in method of accounting made in, or for, a Pre-Closing Tax Period.  Except as provided in the Financial Statements, neither the Company nor any Company Subsidiary has received prepaid amounts or deposits in a Pre-Closing Tax Period that would be required to be included in income in a Post-Closing Tax Period.

(j) There are no Tax rulings, requests for rulings, closing agreements or other similar agreements or requests (including any gain recognition agreements under Section 367 of the Code and applications for a change in accounting method or to change the basis for determining items under Section 481 of the Code) in effect or filed with any Tax Authority relating to the Company or any Company Subsidiary which could materially affect the Company's or such Company Subsidiary's liability for Taxes in a Post-Closing Tax Period.

(k) There are no Liens in connection with Taxes (other than Permitted Liens) upon any of the assets or properties of the Company or any Company Subsidiary.

(l) Neither the Company nor any Company Subsidiary has participated in a "reportable transaction" within the meaning of Section 1.6011-4 of the United States Treasury regulations promulgated pursuant to the Code (or any similar provision of state, local or non-U.S. law).  The Company and each Company Subsidiary have disclosed on their U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code.

(m) Any transaction between the Company or any Company Subsidiary and any Person that is related to or under common control with the Company or such Company Subsidiary within the meaning of Section 482 of the Code or any similar provision of state, local or non-U.S. Law relating to Taxes, or any transaction between such related or commonly controlled Persons, have at all times been at arm's length or, to the Knowledge of the Company, otherwise satisfy the requirements of Section 482 of the Code or any similar provision of state, local or non-U.S. Law relating to Taxes, as the case may be.

(n) Neither the Company nor any Company Subsidiary has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock to which Section 355 of the Code applied or was intended to apply.

(o) No power of attorney, which is currently in effect, has been granted with respect to any matter relating to Taxes of the Company or any Company Subsidiary.

(p) No Company Subsidiary that is a foreign corporation for U.S. federal income tax purposes (i) has an investment in U.S. property within the meaning of Section 956 of the Code, (ii) is engaged in a United States trade or business for U.S. federal income tax purposes, or (iii) is a passive foreign investment company within the meaning of the Code.

(q) The Company has made available to Purchaser correct and complete copies of all Income Tax Returns and material sales and use Tax Returns and property Tax Returns of the Company and the Company Subsidiaries for the last three years, and material examination reports, and material statements of deficiencies assessed against or agreed to by, or with respect to, the Company and the Company Subsidiaries with respect to such Taxes for the last five taxable years.

(r) The Company and each Company Subsidiary have collected and remitted all applicable sales or use Taxes to the appropriate Tax Authority, or have obtained, in good faith, any applicable sales or use Tax exemption certificates or otherwise qualify for exemption if no exemption certificate is required.

This Section 6.26 contains the sole and exclusive representations and warranties of the Company with respect to any Tax matters with respect to the Company and the Company Subsidiaries, other than the representations and warranties contained in Sections 6.10, 6.12, 6.13, 6.25 and 6.36.

6.27 Environmental Matters.

(a) The Company and the Company Subsidiaries are and at all times have been in material compliance with all Environmental, Health and Safety Laws. The Company and the Company Subsidiaries hold and are in compliance with all Permits required to be held by them under Environmental, Health and Safety Laws.

(b) Neither the Company nor any Company Subsidiary has received written notice from any third party, including any Governmental Authority, that the Company or any Company Subsidiary (i) is in violation of, or non-compliance with, Environmental, Health, and Safety Laws, (ii) is liable for personal injury, property damage, natural resource damages, or obligations to conduct or bear the cost of investigation, remediation, monitoring or corrective action, in each case, arising under or related to Environmental, Health and Safety Laws, or (iii) has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, or any state equivalent thereof.

(c) There has been no emission, discharge, release, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Materials of Environmental Concern in, on, under, at or from any Leased Property or any property, formerly owned, leased or occupied by the Company or any Company Subsidiary (the "Former Property"), except as would not reasonably be expected to result in material Damages (including, obligations to conduct, or bear the cost of, investigation, remediation, cleanup, monitoring or corrective action) to the Company or any Company Subsidiary under Environmental, Health and Safety Laws.

(d) The Company and the Company Subsidiaries have delivered or made available to Purchaser correct and complete copies of any reports, studies, analyses and test or monitoring results initiated by the Company or the Company Subsidiaries or in the possession, custody or control of them (i) pertaining to Materials of Environmental Concern in, on, under, at or from any facility presently or formerly occupied by any of them or (ii) concerning compliance with any Environmental, Health and Safety Laws by the Company or the Company Subsidiaries or any Person for whose conduct they may be held responsible.

(e) To the Knowledge of the Company, no underground storage tanks are located on the Leased Real Property that contain or previously contained any Materials of Environmental Concern.

This Section 6.27 contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters with respect to the Company and the Company Subsidiaries, including any arising under any Environmental, Health and Safety Laws.

6.28 Material Contracts.  Schedule 6.28 of the Disclosure Schedule sets forth a list of the contracts or agreements (whether written or oral, and including any and all amendments thereto) to which the Company or any Company Subsidiary is a party (collectively, the "Material Contracts") and which:

(a) relates to Indebtedness or is a letter of credit, pledge, bond or similar arrangement running to the account of or for the benefit of the Company or any Company Subsidiary;

(b) relates to the purchase, maintenance, acquisition, sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or any other property or services (excluding any such contract made in the Ordinary Course of Business and which is expected to be fully performed within 120 days of the date hereof or which involves annual revenues or expenditures of less than $100,000);

(c) obligates the Company or any Company Subsidiary not to compete with any business, or to conduct any business with only certain parties, or which otherwise restrains or prevents the Company or any Company Subsidiary from carrying on any lawful business or which restricts the right of the Company or any Company Subsidiary to use or disclose any information in its possession (excluding in each case customary restrictive covenants contained in agreements entered into in the Ordinary Course of Business);

(d) relates to (i) employment, compensation, severance or consulting between the Company or any Company Subsidiary and any of their respective officers or directors or (ii) other employees or consultants of the Company or any Company Subsidiary who are entitled to annual compensation thereunder in excess of $50,000;

(e) is a lease or sublease of real property;

(f) is a lease, sublease or other title retention agreement or conditional sales agreement involving annual payments in excess of $50,000 or aggregate payments at any time in excess of $100,000 for any machinery, equipment, vehicle or other tangible personal property (whether the Company or any Company Subsidiary is a lessor or lessee);

(g) is a contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property involving annual payments in excess of $50,000 or aggregate payments at any time in excess of $100,000;

(h) is a contract granting any Person a Lien on any of the assets of the Company or any Company Subsidiary, in whole or in part (other than Permitted Liens);

(i) is a contract by which the Company or any Company Subsidiary retains any manufacturer's representatives, broker or other sales agent, distributor or representative, or advertising or marketing entity or through which the Company or any Company Subsidiary is appointed or authorized as a sales agent, distributor or representative;

(j) is a contract under which the Company or any Company Subsidiary has granted or received a license or sublicense or under which the Company or any Company Subsidiary is obligated to pay or has the right to receive a royalty, license fee or similar payment (excluding off-the-shelf or "shrink wrap" software license agreements);

(k) is an agreement or arrangement with any Seller or any Affiliate of any Seller (other than agreements or arrangements that will terminate upon Closing);

(l) relates to a joint venture, partnership or similar arrangement involving the sharing of profits, losses, costs or liabilities by the Company or any Company Subsidiary with any other Person; or

(m) is a contract with a Major Customer or Major Supplier;

(n) is a contract that includes “most favored nation,” “meet or release” or similar pricing or delivery arrangements or which have a “cost-savings” or other similar performance or financial goals, the satisfaction or non-satisfaction, of which may impact the revenues or profitability to the Company or any Company Subsidiary under such agreement and all agreements for the purchase of materials or supplies involving payment of amounts in excess of $50,000 that include “take or pay” or similar pricing or delivery arrangements;

(o) other than any contract specified in or excluded by clauses (a) through (n) above, involve either (i) payments by or to the Company or any Company Subsidiary of $50,000 or more in any calendar year or (ii) aggregate payments by or to the Company or any Company Subsidiary of $100,000 or more.

Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiary party thereto, enforceable against the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, the other party or parties thereto in accordance with its terms (except as enforceability may be limited by the General Enforceability Exceptions) and is in full force and effect.  None of the Company, the applicable Company Subsidiary or, to the Knowledge of the Company, any other party to any Material Contract is in breach of or default under such Material Contract, and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute such a breach of or default under, or permit the termination, modification or acceleration of, such Material Contract or would otherwise reasonably be expected to have a Material Adverse Effect.  None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party to any Material Contract has repudiated any provision of such Material Contract.  None of the Company and the Company Subsidiaries is disputing and, to the Knowledge of the Company, no other party to any Material Contract is disputing, and there are no forbearance programs in effect with respect to, any material provision of such Material Contract.  The Company has made available to the Purchaser true and complete copies of all Material Contracts (or written summaries of any oral Contracts).  Except as disclosed on Schedule 6.28 of the Disclosure Schedule, there are no amendments, written or oral, or practices or course of conduct (including with respect to commissions) that are materially different from the terms set forth in copies of the contracts or agreements provided or made available to Purchaser.  None of the Company, the applicable Company Subsidiary or, to the Knowledge of the Company, any other party to any amendment disclosed on Schedule 6.28 of the Disclosure Schedule is in breach of or default under any such amendment.

6.29 Transactions with Affiliates.  Except for: (a) normal advances to employees of the Company or any Company Subsidiary in the Ordinary Course of Business not exceeding $10,000; (b) payment of compensation for employment to employees of the Company or any Company Subsidiary in the Ordinary Course of Business; (c) participation in the Benefit Plans by employees of the Company or any Company Subsidiary; (d) transactions between or among the Company and the Company Subsidiaries; and (e) the Realty Leases with entities controlled by or affiliated with any Seller (which Realty Leases are set forth on Schedule 6.29 of the Disclosure Schedule), since January 1, 2010 none of the Company or any of the Company Subsidiaries has purchased, acquired or leased any property, goods or services from, or sold, transferred or leased any property, goods or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any agreement (including any management, consulting or similar agreement, but other than agreements related to their employment) with (i) any  officer, director, shareholder, beneficiary or family member (including, by way of example, in-laws and cousins) of any officer, director or shareholder of the Company, any Company Subsidiary or Affiliate of the Company or any Company Subsidiary (including each Seller, each Seller’s beneficiaries and such beneficiaries’ family members), or (ii) any entities controlled by or affiliated with any Person described in clause (i).  No Person described in clauses (i) or (ii) of the preceding sentence is indebted to the Company or any Company Subsidiary for money borrowed or other loans or advances, and none of the Company and the Company Subsidiaries is indebted to any such Person for money borrowed or other loans or advances (except for normal advances to employees of the Company or any Company Subsidiary in the Ordinary Course of Business and Intercompany Indebtedness).

6.30 Powers of Attorney.  Except for powers of attorney granted to attorneys, accountants or others in connection with matters relating to Taxes, Benefit Plans, or Intellectual Property Rights, neither the Company nor any Company Subsidiary has granted any power of attorney to any Person for any purpose whatsoever, which power of attorney is currently in force.

6.31 Major Customers and Suppliers.

(a) Schedule 6.31(a) of the Disclosure Schedule contains a list of the top twenty (20) customers of the Company and the Company Subsidiaries (by volume in dollars of sales to such customers) for the 12-month period ended December 31, 2011 (the "Major Customers").  Since January 1, 2012, none of the Company or any Company Subsidiary has received any notice or communication (in writing or, to the Knowledge of the Company, orally) from any Major Customer to the effect that such Major Customer is threatening to or will cancel, terminate or materially reduce its purchases from or relationship with the Company or any Company Subsidiary (including with respect to any promotional agreements, discounts, allowances or similar arrangements).

(b) Schedule 6.31(b) of the Disclosure Schedule contains a list of the top twenty (20) suppliers of the Company and the Company Subsidiaries (by volume in dollars of purchases from such suppliers) for the 12-month period ended December 31, 2011 (the "Major Suppliers"). Since January 1, 2012, none of the Company or any Company Subsidiary has received any notice or communication (in writing or, to the Knowledge of the Company, orally) from any Major Supplier to the effect that such Major Supplier is threatening to or will cancel, terminate or materially reduce  the aggregate volume of its supply of materials, products or services to or its relationship with the Company or any Company Subsidiary (including with respect to any promotional agreements, discounts, allowances or similar arrangements).

6.32 Warranties; Product Liability.  Since January 1, 2007 with respect to any Product manufactured, distributed or sold prior to the Closing Date, none of the Company or any Company Subsidiary has received any written, or to the Knowledge of the Company oral, notice relating to any claim involving: (a) any Product resulting from any alleged breach of contractual requirements, express or implied, applicable to such Product; (b) any breach of any product warranty (whether express or implied), strict liability in tort, negligent design, specification, processing or manufacture of product or negligent provision of services, defective design, specification, processing or manufacture of product or failure to warn or absence of or defective or inadequate warnings or instructions; or (c) any alleged noncompliance with any applicable governmental, trade association or regulatory specifications or standards for any Product. Since January 1, 2007, no claim for product liability has been asserted in writing or, to the Knowledge of the Company orally, against the Company or any Company Subsidiary, and, to the Knowledge of the Company, since January 1, 2007, no event has occurred that would reasonably be expected to result in such a claim.

6.33 Brokers.  Except for Houlihan Lokey Capital, Inc. and Sawaya Segalas & Co., LLC, which have been retained by the Company, none of the Company or any Company Subsidiary has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

6.34 Receivables; Payables.

(a) The accounts receivable reflected on the Most Recent Balance Sheet and the accounts receivable arising after the date thereof (i) have or will have arisen only from bona fide transactions of the Company and the Company Subsidiaries in the Ordinary Course of Business, and (ii) constitute only valid, undisputed claims of the Company and the Company Subsidiaries, except as may be disputed from time to time in the Ordinary Course of Business.  There has not been any material adverse change in the collectability of the accounts receivable of the Company and the Company Subsidiaries since January 1, 2012.  Schedule 6.34 of the Disclosure Schedule sets forth, as of July 31, 2012, a list of all accounts receivable that are more than sixty (60) days past due and of all accounts receivable classified by the Company or any Company Subsidiary as doubtful accounts.

(b) All accounts payable reflected on the Most Recent Balance Sheet have arisen in the Ordinary Course of Business.

6.35 Inventories.  All inventory (including raw materials, componentry, work in process and finished Products) of the Company and the Company Subsidiaries, whether or not reflected on the Most Recent Balance Sheet, is of such quality as to meet the quality control standards of the Company, net of reserves on the accounting records of the Company and the Company Subsidiaries.  The Company and the Company Subsidiaries have good and valid title to all inventory, free and clear of all Liens except Permitted Liens.  All inventory (other than goods in transit) are held at facilities of the Company or the Company Subsidiaries.

6.36 Certain Business Practices.    Neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, any Representative of the Company or any Company Subsidiary, has, directly or indirectly: (a) used any Company or Company Subsidiary funds for unlawful contributions, gifts, entertainment, or other unlawful expenses; made any unlawful payment to government officials or employees or to political parties or campaigns; established or maintained any unlawful fund of corporate monies or other assets; (b) made or received any bribe, or any unlawful rebate, payoff, influence payment, kickback or other payment; (c) given any favor or gift which is not deductible for federal income Tax purposes; (d) made any bribe, kickback, or other payment of a similar or comparable nature, to any governmental or non-governmental Person, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business or for special concessions secured; or (e) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF SELLERS

To induce Purchaser to enter into this Agreement, and to consummate the transactions contemplated by this Agreement, each Seller, severally as to itself only and not jointly as to or with any other Seller, represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

7.1 Organization and Standing.  With respect to each Seller that is a trust, such Seller is a Washington trust duly formed, validly existing and in good standing under the Laws of the State of Washington.  With respect to each Seller that is a limited liability company, such Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware.

7.2 Authority; Authorization; Capacity.  Such Seller has the requisite trust, limited liability company or individual, as the case may be, right, capacity, power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and under each such Transaction Document, and to consummate the transactions contemplated by this Agreement and each such Transaction Document. The execution, delivery and performance by such Seller of this Agreement and each other Transaction Document to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary trust or limited liability company action, as the case may be, on the part of such Seller.  Copies of the Organizational Documents of each Seller and all amendments thereto have been delivered or made available to Purchaser and are complete and correct.  Such Seller is not in default under, or in violation of, its Organizational Documents.

7.3 Enforceability.  This Agreement and each other Transaction Document to which such Seller is a party is, or upon its execution and delivery by all parties hereto and thereto shall be, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with the terms hereof and thereof, except as such enforceability may be limited by the General Enforceability Exceptions.

7.4 Ownership of Shares.  Such Seller holds of record, owns beneficially and has good and valid title to such Seller's Shares as set forth opposite such Seller's name on Schedule 1(A) hereto, free and clear of Liens and restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities Laws), and such Shares set forth opposite such Seller's name on Schedule 1(A) constitute all of the Shares owned beneficially or held of record by such Seller.  Upon delivery to the Purchaser at the Closing of certificates representing the Shares held by such Seller, duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, in proper form for transfer, good and valid title to such Shares will pass to the Purchaser, free and clear of all Liens and restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities Laws).  Except as set forth on Schedule 7.4 of the Disclosure Schedule, there are no contracts, commitments, agreements, understandings or arrangements of any kind relating to such Seller's Shares (including any voting agreements, voting trusts, proxies or other similar agreements or understandings, or any agreements to purchase, redeem, otherwise acquire such Seller's Shares, or securities or obligations of any kind convertible into such Seller's Shares).

7.5 Noncontravention.  Except for: (a) compliance with any applicable requirements of the HSR Act; and (b) notices, consents or approvals required under agreements or commitments evidencing, or entered into by the Company or any of the Company Subsidiaries in connection with, Indebtedness of the Company or any of the Company Subsidiaries to be paid and discharged at Closing pursuant to Section 4.2, neither the execution, delivery or performance by such Seller of this Agreement or any other Transaction Document to which such Seller is a party, nor the consummation by such Seller of the transactions contemplated hereby or thereby, nor compliance by such Seller with any of the provisions hereof or thereof shall: (i) in the case of each Seller that is a trust, conflict with, violate, or result in the violation of, its Organizational Documents; (ii) conflict with or violate any Law, writ, injunction or decree of any Governmental Authority, in each case applicable to such Seller or such Seller's Shares, assets or properties; or (iii) with or without the passage of time or the giving of notice or both, result in the breach of, constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Seller, including such Seller's Shares, pursuant to any instrument or agreement to which such Seller is a party or by which such Seller or such Seller's properties may be bound or affected.

7.6 Governmental Approvals.  Except for: (a) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws; and (b) compliance with any applicable requirements of the HSR Act, no filing by such Seller with, and no permit, authorization, consent or approval, in each case, of or with respect to such Seller, of any Governmental Authority is necessary for the consummation by such Seller of the transactions contemplated by this Agreement.

7.7 Brokers, Finders.  Except for Houlihan Lokey Capital, Inc. and Sawaya Segalas & Co., LLC, no Seller nor any of its Affiliates has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's, advisor's, intermediary's or similar fee or commission in connection therewith or upon the consummation thereof.

7.8 Litigation.  There are no actions, suits, claim, proceedings, orders or investigations pending or, to the knowledge of such Seller, threatened against, affecting or involving such Seller, such Seller's Shares or any of its properties or assets that relate to or could otherwise hinder the execution, delivery or performance by such Seller or the Company of this Agreement and the transactions contemplated hereby.  To the knowledge of such Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action, suit, claim, proceeding, order or investigation.  There are no pending actions, suits, claims or proceedings or outstanding orders, judgments, injunctions, stipulations, awards or decrees before or of any Governmental Authority involving or against such Seller that prohibit or challenge or seek to prevent, enjoin or otherwise delay the consummation of the transactions contemplated by this Agreement.

ARTICLE 8
PRE-CLOSING COVENANTS

8.1 Access to Information.

(a) Subject to the limitations on the exchange of competitively sensitive information pursuant to the HSR Act or other applicable Laws, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with the provisions hereof, the Company shall give to Purchaser and its authorized representatives promptly upon request reasonable access during normal business hours to the Company's offices, books and records, Tax Returns, contracts, commitments, officers, facilities, properties, personnel and accountants, and shall furnish and make available to Purchaser and its authorized representatives all such documents and copies of documents and all such additional financial and operating data and other information pertaining to the affairs of the Company and the Company Subsidiaries as Purchaser and its authorized representatives may reasonably request.  In furtherance and not in limitation of the foregoing, the Company shall, and shall cause the Company Subsidiaries to, cooperate, assist, arrange and provide access to Purchaser to the extent necessary for Purchaser to prepare for the implementation of internal financial controls and procedures and disclosure controls in accordance with Purchaser's policies and in compliance with the Sarbanes Oxley Act of 2002 (including compliance with the requirements of the certifications required under Sections 302 and 906 of Sarbanes Oxley Act of 2002), and for the preparation of any required pro forma financial statements.  The activities of Purchaser and its representatives contemplated by this Section 8.1(a) shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company and the Company Subsidiaries, and nothing in this Section 8.1 entitles Purchaser or its representatives to access or review the Attorney Records.

(b) Prior to the Closing Date, without the prior written consent of the Company, which may be withheld in its sole discretion, none of Purchaser or its Representatives shall contact any suppliers to, or employees or customers of, the Company or the Company Subsidiaries in connection with or pertaining to any subject matter of this Agreement or the transactions contemplated by this Agreement.  Notwithstanding the foregoing, the Company shall cooperate, assist and arrange for Purchaser to have opportunity to meet, in person or telephonically, with the customers and suppliers of the Company and the Company Subsidiaries set forth on attached Schedule 8.1(b); provided, however, that Purchaser shall give the Company reasonable prior written notice before it contacts (whether in person, by telephone or otherwise) any such supplier, employee or customer and allow at least one Representative of the Company to participate in any meeting (whether conducted in person, by telephone or otherwise) with such supplier, employee or customer.

8.2 Pre-Closing Activities.  Except as otherwise permitted, required or contemplated by this Agreement or as set forth on Schedule 8.2, until the earlier of the Closing Date or the termination of this Agreement in accordance with the provisions hereof, the Company shall and shall cause the Company Subsidiaries to (i) operate their respective businesses in the Ordinary Course of Business, (ii) use commercially reasonable efforts to preserve intact their respective businesses and relationships with customers, suppliers, distributors, brokers, employees, and other Persons having business relationships with them and (iii) maintain their respective assets and properties in good operating order and condition, reasonable wear and tear excepted, in a manner consistent with past practice.  Without limiting the foregoing, except as otherwise expressly permitted by this Agreement or as set forth on Schedule 8.2, from the date hereof to the Closing Date or the termination of this Agreement in accordance with the provisions hereof, the Company and the Company Subsidiaries shall not:

(a) issue or grant any equity securities or any subscriptions, warrants, options or other agreements or rights of any kind whatsoever to purchase or otherwise receive or be issued any equity securities or any securities or obligations of any kind convertible into, or exercisable or exchangeable for, any equity securities of the Company or any of the Company Subsidiaries, or permit the exercise of any Stock Options by the holders thereof;

(b) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

(c) amend the Organizational Documents of the Company or any Company Subsidiary;

(d) (i) grant any increase in the salary, wage or other compensation payable to any current or former officers, directors, employees, consultants, and/or other service providers of the Company or any Company Subsidiary, including modifying any existing compensation, severance or equity arrangements with any such individuals or declaring or making a payment, commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or any other compensation whatsoever other than any increases to non-management employees in the Ordinary Course of Business;  (ii) grant any bonus, benefit or other direct or indirect compensation to any current or former officers, directors, employees, consultants and/or other service providers of the Company or take any action to amend or waive any performance or vesting criteria or accelerate the vesting, exercisability or funding under any Benefit Plan; (iii) enter into, adopt or amend any severance, termination, retention, deferred compensation, bonus or other incentive compensation, profit sharing, stock option, stock appreciation right, restricted stock, stock equivalent, stock purchase, pension, retirement, medical, hospitalization, life or other insurance or other employee benefit plan (including any agreement or plan which would constitute a Benefit Plan if entered into as of the date hereof) for the benefit of any current or former officers, directors, employees, consultants and/or other service providers of the Company or any Company Subsidiary; (iv) enter into any collective bargaining agreement or other agreements with labor organizations; or (v) terminate the employment or services of any officer or conduct any layoffs of a material number of employees;

(e) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business or in compliance with the Company's loan agreements, permit the Company to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any contract with, any Seller or any Affiliate of any Seller;

(f) enter into any contract or commitment that restrains, restricts, limits or impedes the ability of the Company or any Company Subsidiary to compete with any Person or conduct any business or line of business in any geographic area;

(g) (i) amend, terminate, or waive compliance with the terms of or breaches under any Material Contract, or (ii) enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been required to be listed on Schedule 6.28 of the Disclosure Schedule;

(h) make, revoke or amend any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, make a request for a written ruling of a Tax Authority, or enter into a written and legally binding agreement with a Tax Authority;

(i) take any action or omit to take any action that would cause any of the representations or warranties contained herein of the Sellers or the Company not to be true and correct at any time between the date hereof and the Closing Date;

(j) engage in any transaction or take any action, or omit to take any action, as a result of which any of the transactions, occurrences, facts, effects, changes, circumstances, conditions or events listed in Section 6.13 would occur or would be likely to occur; or

(k) authorize, agree or commit to do any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 8.2 shall prohibit the Company or any of the Company Subsidiaries from taking any action or omitting to take any action approved in writing by Purchaser.  No Seller will have any Liability to any Purchaser Indemnitee with respect to actions taken with the consent of Purchaser under this Section 8.2 prior to Closing, notwithstanding that taking any such action may cause a breach of any representation or warranty in Section 6.13.

8.3 Efforts to Consummate.  Each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all lawful and reasonable actions within such party's control and to do, or cause to be done, all lawful and reasonable things within such party's control necessary to fulfill the conditions precedent to the obligations of the other party(ies) hereunder and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing: (a) the Company shall use  commercially reasonable efforts to obtain those third party consents and other items set forth on Schedule 8.3 (the "Required Consents"); (b) the Company shall give the notices to, make the filings with, and use commercially reasonable efforts to obtain the authorizations, consents and approvals of, Governmental Authorities set forth on Schedule 8.3; and (c) each party shall prepare and file any Notification and Report Forms and related material that such party may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, provided that no party shall request a waiver of the applicable waiting period, and shall make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. Purchaser and its external counsel shall control and direct the antitrust approval strategy.  In connection with the foregoing clause (c), the Company, the Company Subsidiaries, the Sellers and their Affiliates (x) shall promptly notify Purchaser in writing of any communication it receives from any Governmental Authority having jurisdiction over such filings, and subject to applicable Law and any applicable privilege, provide Purchaser with a copy of any such written communication (or written summary of any oral communication), and (y) shall not make submissions to or participate in any substantive meeting, discussion or other communication with any Governmental Authority having jurisdiction over such filings concerning the transactions contemplated by this Agreement unless it consults with Purchaser in advance, and to the extent not prohibited by such Governmental Authority, gives a Representative of Purchaser the opportunity to attend.  Nothing in this Agreement shall be construed as an attempt or an agreement by the Company or any of the Company Subsidiaries to assign or cause the assignment of any contract or agreement that is by Law or contractual provision non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given. In no event shall "commercially reasonable efforts" be deemed to require the payment of any cash or other consideration by the Company, the Company Subsidiaries or any Seller.

8.4 Exclusive Dealing.  From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with the provisions hereof, the Company and the Sellers shall not, and shall use commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly, take or continue any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect to an Acquisition Proposal or engage in substantive discussions or negotiations, or enter into any agreements with any Person with respect to an Acquisition Proposal.  For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal from a third party for, or any written indication of interest by a third party in, any acquisition or purchase of the Shares or all or any part of the assets or properties of the Company or any Company Subsidiary (other than the sale or other material disposition of assets or properties in the Ordinary Course of Business) or the sale or issuance of any capital stock of any of the Company Subsidiaries, or any merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any of the Company Subsidiaries.  The Company and Sellers shall promptly (and in any event within two (2) Business Days after receipt thereof by the Company, Sellers or their Representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

8.5 Supplementation and Amendment of Schedules.  From time to time prior to the Closing, the Company and Sellers shall promptly supplement or amend the Schedules (including, for the avoidance of doubt, the Disclosure Schedule) with respect to any matter arising after the delivery of the Schedules pursuant to this Agreement that, if occurring prior to the date of this Agreement, would have been required to be set forth or described in such Schedules.  Any such supplement or amendment shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement for purposes of the satisfaction of the condition to closing set forth in Section 9.1(a) or the termination rights set forth in Section 12.1(b).

8.6 Confidentiality.  Unless and until the transactions contemplated by this Agreement have been consummated, Purchaser shall, and shall ensure that its Representatives shall, hold in strict confidence and not use in any way except in connection with the consummation of the transactions contemplated hereby, all confidential information obtained in connection with the transactions contemplated hereby from the Company, the Company Subsidiaries, the Sellers or any of their respective Representatives (including the Seller Representative), in accordance with and subject to the terms of the Confidentiality Agreement. The covenants contained in this Section 8.6 are independent covenants and shall be enforceable by each disclosing party regardless of any claims that any non-disclosing party shall have against the disclosing party or any of such disclosing party's Affiliates, whether under this Agreement or otherwise.

8.7 Termination of Certain Agreements.  Each of the Company, the Company Subsidiaries and the Sellers agree that, effective for all periods beginning at or after the Closing, the agreements listed on Schedule 8.7 hereto to which such Person is a party shall be terminated and of no further force or effect (and no further payment shall be due or payable thereunder), subject to any exceptions to termination set forth on Schedule 8.7. All amounts payable under any such agreement shall be paid on or before the Closing Date.

8.8 Additional Financial Statements.  The Company shall prepare and furnish to Purchaser as soon as they become available, and in any event not later than ten (10) days after the end of each month, an unaudited balance sheet and an unaudited income statement for the Company and the Company Subsidiaries for each full monthly period prior to the Closing.  The Company shall prepare each such additional unaudited financial statement on a basis consistent with the Interim Financial Statements.

ARTICLE 9
CONDITIONS TO CLOSING

9.1 Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by Purchaser of each of the following conditions at or before the Closing:

(a) The representations and warranties of the Company set forth in Article 6 and the representations and warranties of each Seller set forth in Article 7 that are qualified by any reference to Material Adverse Effect or other materiality qualifications shall each be true and correct on the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date (in which case such representation and warranty need only be true and correct on the date so specified). All other representations and warranties of the Company set forth in Article 6 and of each Seller set forth in Article 7 shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date (in which case such representation and warranty need only be true and correct in all material respects on the date so specified).

(b) The Company and each Seller shall have performed and complied in all material respects with all of the other agreements, covenants and obligations required under this Agreement to be performed or complied with by such Person before or at the Closing; provided, however, that, with respect to agreements, covenants and obligations that are qualified by materiality, the Company and each Seller shall have performed such agreements, covenants and obligations, as so qualified, in all respects.

(c) The Company shall have delivered to Purchaser (i) a certificate, executed by a duly authorized officer of the Company in his or her capacity as such, certifying that the conditions specified in Section 9.1(a) and Section 9.1(b) (insofar as they are to be performed by the Company) have been fulfilled, and (ii) a certificate, executed by each Seller (or, for each Seller that is a trust, the trustee of such Seller in his or her capacity as such) certifying that the conditions specified in Section 9.1(a) and Section 9.1(b) (insofar as they are to be performed by such Seller) have been fulfilled.

(d) The Company shall have delivered to Purchaser, with respect to the Company and each Company Subsidiary, copies of (i) certificates of existence from the Secretary of State of the State of Washington and (ii) certificates of foreign qualification from each state in which the Company or any Company Subsidiary is qualified to do business, in each case dated as of a recent date.

(e) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated, and all other required authorizations, consents and approvals of Governmental Authorities shall have been obtained.

(f) There shall be in force no injunction, judgment, order, decree or ruling by or before any Governmental Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated by this Agreement.

(g) The Company shall have delivered to Purchaser such resignations of the officers of the Company and the Company Subsidiaries as Purchaser may request and resignations of all of the directors of the Company and the Company Subsidiaries, in each case in form and substance reasonably acceptable to Purchaser and releasing all claims that such individual may have against the Company and the Company Subsidiaries out of any occurrence arising on or before the Closing Date other than claims covered by the insurance referred to in Section 10.5(c).

(h) The relevant parties to each of the Transaction Documents (other than Purchaser or any of its Affiliates) shall have entered into such Transaction Documents and (but for execution and/or delivery of such Transaction Documents by Purchaser or any of its Affiliates), such Transaction Documents shall be in full force and effect.

(i) All of the Required Consents shall have been obtained and shall be in form and substance reasonably satisfactory to Purchaser.

(j) Each Seller shall have delivered to Purchaser a certificate in the form of U.S. Treasury Regulations Section 1.1445-2(b)(2)(iv)(A) or (B), as the case may be.

(k) From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(l) The Sellers shall have delivered to Purchaser the certificates described in Section 4.3(a).

(m) The Company shall have delivered to Purchaser payoff and termination letters from the applicable secured parties or other holders of Closing Indebtedness, in form and substance reasonably acceptable to Purchaser, which shall include the release of all Liens of such parties or holders on the assets and properties of the Company and the Company Subsidiaries upon receipt of the amounts indicated in such payoff and termination letters;

(n) The Company shall have delivered to Purchaser certificates of the Secretary(ies) of the Company and each Company Subsidiary certifying that attached thereto are true and complete copies of:  (i) the certificates described in Section 9.1(d), (ii) resolutions of the Boards of Directors of the Company and, as applicable, each Company Subsidiary authorizing the execution and delivery by the Company and such Company Subsidiary of this Agreement and the other Transaction Documents to which it is a party by it and the performance of its obligations hereunder and thereunder and (iii) the incumbency and signatures of the officers of the Company and each Company Subsidiary.

(o) Purchaser shall have received an opinion covering the matters set forth on Exhibit E, dated the Closing Date, from counsel to each Seller that is a trust.

(p) The Sellers and the Company shall have delivered to Purchaser evidence of termination, in form and substance reasonably acceptable to Purchaser, of all agreements set forth on Schedule 8.7.

(q) Purchaser shall have received a properly executed and delivered Stock Option Cancellation Agreement from each Optionholder in accordance with Article 2.

(r) The Company or the Company Subsidiary, as applicable, shall have entered into a master estoppel and lease modification agreement substantially in the form attached hereto as Exhibit F for the Realty Leases set forth as items 1-8 of Schedule 6.16(b) of the Disclosure Schedule.

(s) The Company or the Company Subsidiary, as applicable, shall have delivered to Purchaser, in form and substance reasonably acceptable to Purchaser, a duly executed landlord consent and estoppel certificate with respect to each of the Realty Leases set forth as items 9, 10 and 11 on Schedule 6.16(b) of the Disclosure Schedule.

(t) The Company shall have delivered to Purchaser copies of assignments or other instruments of transfer evidencing the assignment of all domain names that are used or held for use in the respective businesses of the Company or the Company Subsidiaries to the Company or the Company Subsidiaries.

(u) Intentionally Omitted.

(v) Purchaser shall have received a certificate of all the trustees of each Seller that is a trust certifying that (i) such trustees are the current trustees of such Seller, (ii) attached thereto is a true and complete copy of the trust agreement of such Seller, which has not been revoked, amended, restated or otherwise modified, (iii) attached thereto is a true and complete copy of resolutions of all of the trustees of such Seller authorizing the execution, delivery and performance by the Trust of the

Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents.

(w) The Sellers and the Company shall have delivered to Purchaser such other documents as Purchaser may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

9.2 Conditions to Obligations of the Sellers and the Company.  The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by the Seller Representative and the Company of each of the following conditions at or before the Closing:

(a) The representations and warranties of Purchaser set forth in Article 5 that are qualified by any reference to material adverse effect or other materiality qualifications shall each be true and correct on the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date (in which case such representation and warranty need only be true and correct on the date so specified). All other representations and warranties of Purchaser set forth in Article 5 shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date (in which case such representation and warranty need only be true and correct in all material respects on the date so specified).

(b) Purchaser shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by it prior to or at the Closing, including the payments identified in Article 4; provided, however, that, with respect to agreements, covenants and obligations that are qualified by materiality, the Purchaser shall have performed such agreements, covenants and obligations, as so qualified, in all respects.

(c) Purchaser shall have delivered to the Seller Representative and the Company a certificate, executed by a duly authorized officer of Purchaser in his or her capacity as such, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

(d) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated, and all other required authorizations, consents and approvals of Governmental Authorities shall have been obtained.

(e) There shall be in force no injunction, judgment, order, decree or ruling by or before any Governmental Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated by this Agreement.

(f) The relevant parties to each of the Transaction Documents (other than the Company, any of the Company Subsidiaries or the Sellers or any of their Affiliates) shall have entered into such Transaction Documents and (but for execution and/or delivery of such Transaction Documents by the Company, any of the Company Subsidiaries or the Sellers or any of their Affiliates), such Transaction Documents shall be in full force and effect.

(g) Purchaser shall have delivered to the Seller Representative such other documents as the Seller Representative may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

9.3 Waiver of Closing Conditions.  If the Closing occurs, all conditions to the Closing shall be deemed to have been satisfied or waived.

ARTICLE 10
ADDITIONAL AGREEMENTS

10.1 Further Assurances.  Purchaser, the Company, Company Subsidiaries and Sellers shall, and shall cause their respective Affiliates and Representatives to, deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement.

10.2 Publicity.  Except as otherwise contemplated by this Agreement, or in connection with any financing, other than in connection with any filings, reports or disclosures of Purchaser under the Securities Exchange Act or pursuant to New York Stock Exchange rules, and except for Purchaser's employee or other internal communications, no publicity release or announcement or other disclosure concerning this Agreement or the transactions contemplated by this Agreement shall be made by a party (or any of its Affiliates or Representatives) without the advance written approval thereof by Purchaser and the Seller Representative (which, after the Closing, shall not be unreasonably withheld, conditioned or delayed); provided, that Purchaser and the Seller Representative have approved a press release to be issued by Purchaser in the form of attached Schedule 10.2 and have acknowledged that Purchaser may conduct a conference call regarding the transaction contemplated by this Agreement substantially in accordance with the script previously provided to the Seller Representative, and including a question and answer session.  Purchaser and the Seller Representative shall each furnish to the other drafts of all such press releases or announcements prior to their release.  Purchaser shall use its commercially reasonable efforts to furnish to Seller Representative a draft of the initial filing, report or disclosure of Purchaser under the Securities Exchange Act or New York Stock Exchange rules relating to this Agreement or the transactions contemplated herein at least forty-eight (48) hours prior to their release and provide Seller Representative the opportunity during such period to review and comment on such filings, reports or disclosures.  Seller Representative shall be furnished with a draft of and be provided with the opportunity to review and comment on any subsequent filing, report or disclosure containing information relating to this Agreement or the transactions contemplated herein if such information is materially different from the initial filing, report or disclosure.  Nothing contained in this Section 10.2 shall prevent any party from (a) at any time furnishing any information to any Governmental Authority or from making any disclosures required under the Securities Exchange Act, or under the rules and regulations of any national securities exchange on which such party's shares of capital stock are listed or (b) furnishing any information concerning the transactions contemplated by this Agreement to such party's Representatives.

10.3 Business Records; Attorney Records.

(a) Business Records.  Purchaser acknowledges that the business records of the Company and each of the Company Subsidiaries relating to their respective operations prior to Closing shall be acquired by Purchaser in connection with the consummation of the transactions contemplated by this Agreement, and that the Sellers may from time to time after the Closing require access to or copies of such records.  Purchaser agrees that upon reasonable prior notice from the Seller Representative, it shall, during normal business hours, provide or cause to be provided to the Seller Representative access to or copies of such records (at Seller Representative's cost) in connection with audits, investigations, litigations or for other reasonable business purposes relating to the business or operations of the Company and the Company Subsidiaries on or before the Closing Date.  Purchaser agrees that it shall not (and shall cause each of its Affiliates, including the Company and the Company Subsidiaries not to), for a period of  six (6) years from and after the Closing Date, destroy any material business records of the Company or any Company Subsidiary prepared on or before the Closing without first notifying the Seller

Representative and affording the Seller Representative reasonable opportunity to remove or copy such records at Seller Representative's cost.

(b) Attorney Records.  Notwithstanding Section 10.3(a), Purchaser and the Company each agree that the Attorney Records shall belong solely to the Sellers, and none of Purchaser or, from and after the Closing, the Company or any Company Subsidiary, shall have any right to review, access or obtain copies of the Attorney Records.  The Company waives, for itself and each Company Subsidiary, any and all rights any of them may have with respect to the Attorney Records.  All Attorney Records in the possession of the Company or any Company Subsidiary on the Closing Date shall be immediately delivered to the Seller Representative.

10.4 Tax Matters.

(a) Pre-Closing Taxes.

(i) Keen Managed Reserve Trust shall be liable for and indemnify Purchaser for any and all Damages arising out of or resulting from (i) any and all liabilities of the Company or any Company Subsidiary for Taxes in respect of Pre-Closing Tax Periods except to the extent such liabilities are included in the Closing Net Working Capital as finally determined pursuant to Section 4.4(b), (ii) any and all liabilities of the Company or any Company Subsidiary for Taxes in respect of the portion of any Straddle Period that ends on the Closing Date, (iii) any and all liabilities of the Company or any Company Subsidiary pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision under state, local or foreign Law) for Taxes of any affiliated, consolidated, combined, unitary or similar group of which the Company or any Company Subsidiary (or any predecessor) has been a member prior to the Closing, and any and all liabilities for Taxes of any Person (other than the Company or any Company Subsidiary) otherwise imposed on the Company or any Company Subsidiary for a Pre-Closing Tax Period and (iv) any and all liabilities for Taxes imposed on the Company or any Company Subsidiary for any Post-Closing Tax Period as a result of any agreement for the allocation, sharing or indemnification of Taxes entered into by the Company or any Company Subsidiary (or any predecessor) prior to the Closing.

(ii) Keen Managed Reserve Trust shall pay Purchaser any amount required to be paid by Sellers pursuant to Section 10.4(a)(i) (including any Taxes that are contested in an Audit and that must be paid prior to or upon the commencement of such Audit) within the latter of (x) five days after it receives written notice from Purchaser requesting such payment and (y) two days prior to the date that the indemnified Tax or related expense is required to be paid.  The amount of indemnification for Taxes pursuant to Section 10.4(a)(i) shall be net of any Tax Benefit.

(iii) The Seller Representative shall control the preparation of any Tax Returns of the Company or any Company Subsidiary for any taxable period ending on or before the Closing Date (the "Pre-Closing Tax Period") and the Company or any Company Subsidiary, as applicable, shall file such Tax Returns.  The Keen Management Reserve Trust shall pay or cause to be paid all Taxes shown due thereon except to the extent the liability for such Taxes are included in the Closing Net Working Capital as finally determined pursuant to Section 4.4(b).  All such Tax Returns shall be prepared in a manner consistent with prior practice of the Company except as otherwise required by applicable Law.  Before the filing of any Tax Returns for the Pre-Closing Tax Period, such Tax Returns shall be submitted to Purchaser for review and approval by Purchaser, which approval may not be unreasonably withheld, conditioned or delayed.  The Seller Representative and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing, including any applicable extensions. If the Seller Representative and Purchaser are unable to resolve any dispute with respect to such Tax Return before the due date for filing, including any applicable extensions, such dispute shall be submitted to the Independent Accounting Firm for resolution (if practicable, ten (10) days before such due date for filing, but in any event such submission to the Independent Accounting Firm shall be made sufficiently in advance of such due date for filing to permit a full review by the Independent Accounting Firm), which resolution shall be conclusive and binding on all parties. If for any reason, the dispute cannot be resolved at least two days before the Tax Return is due, the Tax Return will be filed in the manner that the Seller Representative reasonably deems to be correct. After the Independent Accounting Firm's determination, if needed, the Company and each applicable Company Subsidiary shall cause an amended Tax Return to be filed in accordance with such determination.

(b) Post-Closing Taxes.

(i) For purposes of determining the attribution of Taxes to Pre-Closing Tax Periods, Post-Closing Tax Periods, or to the portion of a Straddle Period up to and including the close of business on the Closing Date allocations of items of income, gain, loss, credit or deductions required to determine such Taxes shall be made by means of a closing of the books and records of the Company and each Company Subsidiary as of the close of business on the Closing Date; provided, that for Straddle Periods, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning the day after the Closing Date in proportion to the number of days in each such period.  Property, ad valorem and similar Taxes shall be apportioned between the period ending on the Closing Date and the period beginning the day after the Closing Date in proportion to the number of days in each such period.

(ii) Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for the Straddle Period and for all taxable periods beginning on and after the Closing Date ("Post-Closing Tax Periods").  All Tax Returns for any Straddle Period shall be prepared in a manner consistent with prior practice of the Company except as otherwise required by applicable Law.  If any Tax Return for the Straddle Period affects the interests of Sellers and Optionholders, such Tax Returns shall be submitted to Seller Representative before filing by Purchaser for review and approval, which approval may not be unreasonably withheld, conditioned or delayed.  Purchaser and Seller Representative shall attempt in good faith to resolve any disagreements regarding such Tax Returns before the due date for filing.  If Purchaser and Seller Representative are unable to resolve any dispute with respect to such Tax Return before the due date for filing, such dispute shall be submitted to the Independent Accounting Firm for resolution (if practicable, 10 days before such due date for filing, but in any event such submission to the Independent Accounting Firm shall be made sufficiently in advance of such due date for filing to permit a full review by the Independent Accounting Firm), which resolution shall be conclusive and binding on all parties.  If for any reason, the dispute cannot be resolved at least two days before the Tax Return is due, the Tax Return will be filed in the manner that the Purchaser deems to be correct. After the Independent Accounting Firm's determination, if needed, the Purchaser shall cause an amended Tax Return to be filed in accordance with such determination.

(c) Tax Refunds.  Except to the extent included in the Closing Net Working Capital as finally determined pursuant to Section 4.4(b), any Tax refunds and any amounts credited against Tax that are received by the Company, any Company Subsidiary or the Purchaser, or to which any of them become entitled, that relate to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date (excluding any refund or credit attributable to any loss carry back from a period beginning after the Closing Date) shall be for the account of the Sellers and Optionholders, and the Purchaser shall pay over to the Seller Representative any such refund or the amount of any such credit (net of any Taxes payable by the Company or the Purchaser attributable to such refund or credit) within 15 days after receipt or entitlement thereto.  For purposes of this Section 10.4(c), the amount reimbursed to any party for credits shall equal only the actual cash benefit generated by such credits.  For avoidance of doubt, nothing in this Agreement requires Purchaser to file any Tax Return or to amend any Tax Return to create or increase any Tax refund or amounts to credit against Taxes.

(d) Amendments.  Purchaser shall not amend, and shall not permit the Company or any of the Company Subsidiaries to amend, any Income Tax Return or election made in connection with such Income Tax Return for any Pre-Closing Tax Period without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld or delayed, if such amendment would have the effect of materially reducing the amount of any refunds to which the Sellers would otherwise be entitled pursuant to Section 10.4(c), unless such amendment is otherwise required by applicable Law.

(e) Tax Cooperation.  Purchaser and the Sellers shall reasonably cooperate with each other in connection with the preparation of Tax Returns related to the Company and the Company Subsidiaries and shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes relating to any Pre-Closing Tax Period or other tax period ending on or before the Closing Date until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period and shall not destroy or otherwise dispose of any record relating to any Pre-Closing Tax Period or other tax period, ending on or before the Closing Date without first providing the other party a reasonable opportunity to review and copy the same.  As soon as practicable after the Closing Date, but not later than thirty (30) days thereafter, Sellers and the Seller Representative will cause to be delivered to Purchaser all of the original books and records (including work papers) and Tax Returns of the Company and any Company Subsidiary which are in the possession of Sellers or the Seller Representative, any Affiliates of any of the Sellers or the Seller Representative, any accountants or other advisors of any of the Sellers or the Seller Representative.

(f) Post-Closing Audits.

(i) Purchaser shall notify the Seller Representative in writing within twenty (20) days after receipt by Purchaser, the Company or any Company Subsidiary of any official inquiry, examination, audit or proceeding ("Audit") regarding any Tax Return or period with respect to which the Sellers may have a right to a refund under Section 10.4(c), an additional obligation for Taxes, an indemnity obligation under Section 10.4(a)(i), or an indemnity obligation under Section 11.2.  Except as otherwise provided in this Section 10.4(f), the Seller Representative shall have the right to exercise, on behalf of the Sellers and at the expense of the Sellers, control at any time over the handling, disposition and/or settlement of any issue raised in any Audit regarding any taxable period that ends on or before the Closing Date (other than an Audit involving a Straddle Period), provided that the Seller Representative has acknowledged in writing the Seller indemnification obligation under Section 10.4(a)(i) in respect of the Taxes at issue in such Audit if such Audit is resolved adversely, by notifying Purchaser in writing within fifteen (15) days from the receipt from Purchaser of the notice described in the first sentence of this Section 10.4(f)(i) (or within such shorter period of time as may be required by such notice) of its intention to assume control of the conduct of such Audit.   Purchaser shall be entitled (at Purchaser's expense) to participate in such Audit (whether such Audit is conducted in person, by telephone or otherwise) with its representatives, to receive copies of all written communications, materials and submissions related to such Audit received from, or provided to, any Governmental

Authority involved with such Audit, and to have a reasonable opportunity to comment on any such written materials to be provided to any such Government Entity. The Seller Representative shall keep Purchaser informed on a timely basis of all developments and shall not resolve such Audit without Purchaser's prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(ii) Purchaser shall have the right, with counsel of its choice, to represent the interests of the Company or any Company Subsidiary in any Audit involving a Straddle Period.  The Seller Representative may participate in any such Audit at its own expense and the Seller Representative shall be kept informed of the progress of such Audit.  Purchaser shall keep the Seller Representative informed on a timely basis of all developments and the Seller Representative's written consent shall be required prior to the settlement of any Audit relating to a Straddle Period if the settlement would materially negatively affect the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) Except as provided in Sections 10.4(f)(i) and 10.4(f)(ii), Purchaser shall have the right, at its own expense, to exercise control at any time over the handling, disposition and/or settlement of any issue raised in any Audit regarding any Tax Return or regarding any Tax matter (including the right to settle or otherwise terminate any contest with respect thereto).

(iv) If the Seller Representative declines in writing to assume the control or joint control of an Audit or otherwise fails to take control or joint control of or timely defend an Audit for a Pre-Closing Tax Period as described herein, Purchaser shall have the right, to assume control of the conduct and resolution of such Audit.

(g) No Tax Elections. Purchaser covenants that neither Purchaser nor any of its Affiliates shall make an election under Section 338 of the Code with respect to the transactions contemplated by this Agreement. The Sellers shall have no Liability, and Purchaser shall indemnify, defend and hold harmless Sellers, with respect to any Taxes resulting by reason of any election made or deemed to be made by Purchaser or any of its Affiliates subsequent to the Closing, whether express or implied, under Section 338 of the Code (or any similar state or foreign statute).

(h) Transfer Taxes. All sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any taxing authority in connection with transactions contemplated by this Agreement, along with all out-of-pocket costs associated with the preparation and filing of the Tax Returns under this Section 10.4(h), shall be borne fifty percent (50%) percent by Purchaser and fifty percent (50%) by Sellers.  Purchaser shall timely file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes and Sellers will cooperate with Purchaser.

(i) Tax Sharing Agreements.  Prior to the Closing, all agreements entered into by the Company or any Company Subsidiary with any Person (other than the Company or any Company Subsidiary) for the sharing or allocating of Taxes shall be terminated, and no additional payments shall be required to be made thereunder by the Company or any Company Subsidiary.

(j) Survival.  The terms, conditions, rights, obligations, covenants, indemnification obligations and other provisions contained in this Section 10.4 shall survive indefinitely.

(k) Interaction with Article 11.  Notwithstanding any provision herein to the contrary, to the extent that a provision of this Section 10.4 directly conflicts with a provision of Article XI,

this Section 10.4 shall govern.  For avoidance of doubt, none of the limitations under Section 11.4(a) or (b) shall apply to any claim arising under this Section 10.4.

10.5 Indemnification; Exculpation of Liability.

(a) For a period of six (6) years from and after the Closing Date, Purchaser shall not permit the Company or any of the Company Subsidiaries to amend, repeal or modify any provision in their respective Organizational Documents relating to exculpation or indemnification of former officers and directors holding office on or before the Closing Date, it being the intent of the parties that the officers and directors of the Company and each of the Company Subsidiaries on or before the Closing Date shall continue to be entitled to such exculpation and indemnification to the greatest extent permitted under the Laws of the State of Washington; provided, however, that nothing herein shall restrict or prevent Purchaser or the Company from changing its corporate structure, including by way of merger.

(b) The obligations of Purchaser under this Section 10.5 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 10.5 applies without the consent of the affected Person, it being expressly agreed that each such Person to whom this Section 10.5 applies shall be a third party beneficiary of this Section 10.5.

(c) Prior to the Closing, the Company shall purchase a prepaid tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries for all persons who are currently covered by such current policy with respect to claims arising from facts or events that occurred on or before the Closing Date for a claims reporting or discovered period of not less than six (6) years from the Closing Date.

10.6 Obligations to Continuing Employees.

(a) Following Closing, Purchaser shall cause the Company and the Company Subsidiaries to honor and satisfy all of their respective obligations and liabilities with respect to any Benefit Plan set forth on Schedule 10.6 and existing as of the date hereof.  Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to continue any such Benefit Plan after the Closing, and any such Benefit Plan may be amended or terminated in accordance with its terms and applicable Law.  To the extent that any Benefit Plan described in the first sentence of this Section 10.6(a) is terminated or amended after the Closing and prior to the first anniversary of the Closing so as to eliminate the future benefits that are being provided with respect to participants thereunder, Purchaser shall use commercially reasonable efforts to arrange for each individual who is then a participant in such terminated or amended Benefit Plan to participate in an alternative benefit plan of Purchaser or one of its Affiliates ("Purchaser Benefit Plan") subject to the terms and conditions of the Purchaser Benefit Plan, including any eligibility requirements, Purchaser's or one of its Affiliates right to amend or terminate the Purchaser Benefit Plan, and the required approval of any applicable insurance provider; provided, however, that, upon participation by such participant in any such Purchaser Benefit Plan: (i) such participant shall receive full credit for years of service performed with the Company or the applicable Company Subsidiary prior to the Closing to the same extent and for the same purposes for which such service was recognized under the applicable Benefit Plan except to the extent such service credit will result in benefit accruals under a defined benefit plan, and provided that no such service recognition shall result in any duplication of benefits or be required under a newly established plan for which prior service is not taken into account for employees of Purchaser or any of its Affiliates (including the Company and the Company Subsidiaries); (ii) Purchaser shall use commercially reasonable efforts to cause any and all pre-existing condition limitations (but solely to the extent such limitations were satisfied or did not apply with respect to a pre-existing condition under the applicable Benefit Plan) under any group health plans to be waived with respect to such participant and his or her eligible dependents; and (iii) except as would not result in the duplication of benefits to any participant, Purchaser shall use commercially reasonable efforts to cause such Purchaser Benefit Plan that is a group welfare plan to provide such participant with credit towards any applicable deductibles, co-payments and similar exclusions for expenses incurred and paid by such participant under the applicable Benefit Plan prior to the Closing with respect to the plan year in which the Closing occurs, as if such amounts had been paid in accordance with such Purchaser Benefit Plan.

(b) Notwithstanding the foregoing, nothing in this Agreement shall obligate Purchaser, the Company or any Company Subsidiary to employ any employee of the Company or any Company Subsidiary for any period of time.

(c) No provision in this Section 10.6 shall:  (i) create any third-party beneficiary or other rights or remedies in any current or former employee, director, officer, consultant, independent contractor or other service provider (including any beneficiary or dependent thereof) of the Company, any Company Subsidiary or any other Person other than the parties and their respective successors and permitted assigns; (ii) constitute or create an employment agreement or rights to continued employment with Purchaser, the Company, any Company Subsidiary or any of their respective Affiliates; or (iii) constitute or be deemed to constitute an amendment, termination or modification of any Benefit Plan, Purchaser Benefit Plan or any other employee benefit plan sponsored or maintained by Purchaser, the Company, any Company Subsidiary or any of their respective Affiliates.

(d) At least three (3) Business Days before the Closing Date, the Company shall provide Purchaser with resolutions of the sponsoring company's board of directors providing for the termination, effective as of immediately prior to Closing, of all Benefit Plans that are intended to be qualified under Section 401(a) of the Code (unless Purchaser provides written notice to the Company no later than five (5) Business Days prior to the Closing that any such Benefit Plan shall not be terminated).  The form and substance of such resolutions shall be subject to review and prior approval of Purchaser. In the event that termination of any such Benefit Plan would reasonably be anticipated to trigger liquidation or surrender charges, or other fees, then the Company shall take (or cause to be taken) such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Purchaser no later than ten (10) Business Days prior to the Closing.

10.7 Intentionally Omitted.

10.8 Investigation; No Reliance by Purchaser.  Purchaser acknowledges that it and its Representatives have undertaken an independent investigation and verification of the business, assets, operations, financial condition and prospects of the Company and the Company Subsidiaries.  In connection with such investigation, Purchaser and its Representatives have received from or on behalf of the Sellers and/or the Company and the Company Subsidiaries certain estimates, forecasts, plans and financial projections ("Forward-Looking Statements").  Purchaser acknowledges that: (a) there are uncertainties inherent in making Forward-Looking Statements; and (b) it is familiar with such uncertainties and it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements so furnished to it and its Representatives (including the reasonableness of the assumptions underlying Forward-Looking Statements where such assumptions are explicitly disclosed).  Except in the case of Fraud, none of the Sellers, the Company nor any other Person shall have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser, or its use of, Forward-Looking Statements.

10.9 Limitation of Representations and Warranties.  Except for the representations and warranties set forth in Article 6 and in Article 7 (including the Disclosure Schedule), the Company and the Sellers are not making and shall not be liable for any other representations or warranties, written or oral, statutory, express or implied, concerning the Shares, the Company, the Company Subsidiaries or the business, assets or Liabilities of the Company and the Company Subsidiaries.  Without limiting the foregoing, neither the Company nor the Sellers are making any representation or warranty to Purchaser with respect to the information set forth in the Confidential Information Memorandum prepared by the Company and previously delivered to Purchaser, except if and to the extent such information is specifically included in this Agreement or any Schedule to this Agreement.

10.10 Confidentiality.  From and after the Closing, (a) Seller Representative and each Seller shall, and shall cause their respective Representatives and Affiliates (and their respective Representatives) to, (i) hold in confidence any and all nonpublic information, whether written or oral, concerning the Company and the Company Subsidiaries, including all customer lists, price lists, marketing methods, technologies, processes, know-how or other trade secrets, the terms of this Agreement and all non-public information that it has acquired about the Purchaser and its respective Affiliates ("Company Confidential Information") and (ii) not to, directly or indirectly, use any Company Confidential Information for any reason or purpose other than for the sole purpose of performing the Sellers' obligations under this Agreement; and (b) Purchaser shall, and shall cause its Representatives and Affiliates (and their respective Representatives) to, hold in confidence the terms of this Agreement and all information that it has acquired about the Sellers and their respective Affiliates, including the identity of any Seller or any direct or indirect owner of any Seller ("Sellers’ Confidential Information"), except, in each case, to the extent that such Person can show that such Company Confidential Information or Sellers’ Confidential Information, as the case may be: (i) is generally available to and known by the public through no fault of such Person, any of its Affiliates or their respective Representatives, (ii) is independently developed by such Person, any of its Affiliates or their respective Representatives from and after the Closing without using the other Person's confidential information or (iii) is acquired by such Person, any of its Affiliates or their respective Representatives from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation (it being acknowledged and agreed that current and former employees of the Company and the Company Subsidiaries have such a legal or contractual obligation).  If such Person or any of its Affiliates or their respective Representatives are compelled to disclose any Company Confidential Information or Sellers’ Confidential Information, as the case may be, by judicial or administrative process or by other requirements of Law, such Person shall promptly notify the Sellers' Representative or the Purchaser, as applicable, in writing and shall disclose only that portion of such Company Confidential Information or Sellers’ Confidential Information, as applicable, which such Person is advised by its counsel in writing is legally required to be disclosed; provided that such Person shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Company Confidential Information or Sellers’ Confidential Information, as applicable.  Any breach of the confidentiality obligations set forth in this Section 10.10 would cause irreparable injury.  Accordingly, each party agrees that the other party may enforce the provisions hereof and, in addition to pursuing any other remedies it may have in law or in equity, may seek an injunction against the breaching party from any court having jurisdiction over the matter restraining any violation by such party of its confidentiality without having to prove actual damages.  Each party agrees that the existence of any claim or cause of action by it against the other party shall not constitute a defense to the enforcement of such obligations.

10.11 Certification Regarding Tax Benefits.  At the written request of the Seller Representative, the Chief Financial Officer of Purchaser shall, as soon as reasonably practicable after the request is made and after the information is available, provide to the Seller Representative a certification of the actual Tax Benefits realized in a calendar year with respect to any Damages incurred in a calendar year for which any Seller has any indemnity obligation under this Agreement.

ARTICLE 11
REMEDIES FOR BREACH OF THIS AGREEMENT

11.1 Survival.  The representations and warranties in this Agreement shall survive the Closing for a period of eighteen (18) months from and after the Closing Date, except that:

(a) the following representations and warranties shall survive indefinitely: (i) the representations and warranties of Purchaser made in Sections 5.1 (Organization and Standing), 5.2 (Authority; Authorization; Enforceability) and 5.5 (Brokers); (ii) the Company Special Representations; and (iii) the representations and warranties of each Seller made in Sections 7.1 (Organization and Standing), 7.2 (Authority; Authorization; Capacity), 7.3 (Enforceability), 7.4 (Ownership of Shares), 7.5 (Noncontravention), 7.6 (Governmental Approvals) and 7.7 (Brokers and Finders);

(b) the representations and warranties of the Company made in Section 6.25 (Employee Benefit Plans; ERISA) and 6.26 (Tax Matters) shall survive for a period of ninety (90) days following the expiration of the applicable statute of limitations; and

(c) the representations and warranties of the Company made in Section 6.27 (Environmental Matters) shall survive the Closing for a period of six (6) years from and after the Closing Date.

All: (x) covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing will survive for the period provided in such covenants and agreements, if any, or until fully performed; (y) covenants and agreements that by their terms apply or are to be performed in their entirety on or before the Closing shall terminate at the Closing; and (z) obligations to indemnify pursuant to Section 11.2(a)(vi) with respect to the matters identified on Schedule 11.2(a) shall survive the Closing for a period of eighteen (18) months from and after the Closing Date.

11.2 Indemnification.

(a) Subject to the terms and conditions set forth herein, from and after the Closing, the Keen Managed Reserve Trust shall defend, indemnify and hold harmless the Purchaser Indemnitees from and against any and all Damages that any such Purchaser Indemnitee shall suffer, sustain or become subject to, arising from, as a result of or in connection with:

(i) any inaccuracy in or breach of any of the representations and warranties contained in Article 6 or made by the Company in any other Transaction Documents (including any exhibit, schedule or certificate hereto or thereto);

(ii) a breach by the Company or any Company Subsidiary of any of its covenants contained in this Agreement or the other Transaction Documents (including any exhibit, schedule or certificate hereto or thereto) that are to be performed prior to the Closing;

(iii) any Liabilities of the Company and the Company Subsidiaries for Indebtedness outstanding as of the Closing (other than Intercompany Indebtedness) or for any distributions payable to any Seller and, in each case, not reflected as Closing Indebtedness on the Final Purchase Price Calculation Statement;

(iv) any inaccuracy or breach of Section 6.8(c) and the matters set forth on Schedule 6.8(c) of the Disclosure Schedule;

(v) any Liability of the Company or any Company Subsidiary with respect to the indemnification of former officers and directors of the Company and the Company Subsidiaries holding office on or before the Closing Date; or

(vi) the matters identified on Schedule 11.2(a).

(b) Subject to the terms and conditions set forth herein, from and after the Closing, each of the Sellers, severally as to itself only and not jointly as to or with any other Seller, shall defend, indemnify and hold harmless the Purchaser Indemnitees from and against any and all Damages that any such Purchaser Indemnitee shall suffer, sustain or become subject to, arising from, as a result of or in connection with:

(i) any inaccuracy in or the breach of any of the representations and warranties made by such Seller in Article 7; or

(ii) a breach by such Seller of any of its covenants contained in this Agreement or the other Transaction Documents (including any exhibit, schedule or certificate hereto or thereto).

(c) Subject to the terms and conditions set forth herein, from and after the Closing, Purchaser and the Company, jointly and severally, shall defend, indemnify and hold harmless the Seller Indemnitees from and against any and all Damages that any such Seller Indemnitee shall suffer, sustain or become subject to, arising from, as a result of or in connection with:

(i) any inaccuracy in or the breach of the representations and warranties contained in Article 5;

(ii) a breach by Purchaser of any of its covenants contained in this Agreement or the other Transaction Documents (including any exhibit, schedule or certificate hereto or thereto); or

(iii) a breach by the Company or any Company Subsidiary of any of its respective covenants contained in this Agreement or the other Transaction Documents (including any exhibit, schedule or certificate hereto or thereto) that are to be performed after the Closing.

11.3 Third Party Claims.

(a) If any Purchaser Indemnitee desires to make a claim against the Sellers or any Seller Indemnitee desires to make a claim against Purchaser (such Purchaser Indemnitee or Seller Indemnitees an "Indemnified Party") under Section 11.2 in connection with any action, suit, investigation, proceeding or demand at any time instituted against or made upon the Indemnified Party by any third party for which the Indemnified Party may seek indemnification hereunder (a "Third Party Claim"), such Indemnified Party shall promptly notify in writing (i) in the case of a claim under Section 11.2(a), the Seller Representative, (ii) in the case of a claim under Section 11.2(b), the relevant Seller or (iii) in the case of a claim under Section 11.2(c), Purchaser (in each case, an "Indemnifying Party") of such Third Party Claim and of the Indemnified Party's claim of indemnification with respect thereto; provided, that the failure to so notify shall not relieve the Indemnifying Party(ies) of their obligations hereunder, except to the extent that the Indemnified Party(ies) are materially prejudiced by such failure. The Indemnifying Party(ies) shall have thirty (30) days after receipt of such notice to notify such Indemnified Party if the applicable Indemnifying Party(ies) (or, in the case of a claim under Section 11.2(a), the Seller Representative on behalf of the Sellers) have elected to assume the defense of such Third Party Claim. If the applicable Indemnifying Party(ies) (or, in the case of a claim under Section 11.2(a), the Seller Representative on behalf of the Sellers) elect to assume the defense of such Third Party Claim, such Indemnifying Party(ies) (or, in the case of a claim under Section 11.2(a), the Seller Representative on behalf of the Sellers) shall be entitled at their own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of their own choosing on behalf of the applicable Indemnified Party; provided, that the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed); and provided further that the Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it (at the expense of the Indemnified Party) subject to the Indemnifying Party's right to control the defense thereof; and provided further that if and to the extent the Indemnifying Party cannot defend such Third Party Claim on behalf of the Indemnifying Party as a result of a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, then the Indemnifying Party shall be liable for the reasonable fees and expenses of one (1) counsel to the Indemnified Party.  If the Indemnifying Party(ies) (or, in the case of a claim under Section 11.2(a), the Seller Representative on behalf of the Sellers) fail to notify the Indemnified Party within thirty (30) days after receipt of notice of a Third Party Claim that the applicable Indemnifying Party(ies) (or, in the case of a claim under Section 11.2(a), the Seller Representative on behalf of the Sellers) have elected to assume the defense of such Third Party Claim, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the expense of the applicable Indemnifying Party(ies); provided, that the Indemnified Party may not compromise or settle any Third Party Claim except as provided in Section 11.3(b).

(b) Any compromise, settlement or offer of settlement of any Third Party Claim shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. Unless such consent is obtained, the applicable Indemnifying Party(ies) (or, in the case of a claim under Section 11.2(a), the Seller Representative on behalf of the Sellers) shall continue the defense of such claim; provided, that if any Indemnified Party withholds its consent to a bona fide offer of settlement that the applicable Indemnifying Party(ies) (or, in the case of a claim under Section 11.2(a), the Seller Representative on behalf of the Sellers) wish to accept and that involves no payment of money by such Indemnified Party, and further involves no injunctive or other non-monetary relief affecting the Indemnified Party or otherwise limits the future operation of the business, assets or property of the Company or any of the Company Subsidiaries, and that releases such Indemnified Party from all Liability in connection with such claim, the applicable Indemnifying Party(ies) (or, in the case of a claim under Section 11.2(a), the Seller Representative on behalf of the Sellers) may reassign the defense of such claim to such Indemnified Party, who may then continue to pursue the defense of such matter, free of any participation by the Indemnifying Party(ies) (and, in the case of a claim under Section 11.2(a), the Seller Representative on behalf of the Sellers), at the sole cost and expense of such Indemnified Party.  In such event, the Liability of the applicable Indemnifying Party(ies) with respect thereto shall not exceed the amount of the offer of settlement that such Indemnified Party refused to accept plus the costs and expenses of such Indemnified Party prior to the date such Indemnifying Party(ies) (or, in the case of a claim under Section 11.2(a), the Seller Representative on behalf of the Sellers) notified such Indemnified Party of the offer of settlement.

(c) If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.

11.4 Limitations on Indemnification.

(a) Thresholds.  Subject to the other provisions of this Section 11.4:

(i) Except to the extent a claim arises from Fraud on the part of a breaching party, no claim for indemnification under Section 11.2(a)(i) (other than with respect to Company Special Representations) shall be made by a Purchaser Indemnitee with respect to any breach resulting in an individual item of Damages, or related items of Damages arising out of substantially similar facts and circumstances, unless and until the amount of the Damages suffered by the Purchaser Indemnitee in connection with such breach exceeds $15,000 (the "Claim Threshold"), it being understood that such Damages with respect to such breach may not be applied toward satisfaction of the Deductible unless the amount of the Damages with respect to such breach exceeds the Claim Threshold; and

(ii) Except to the extent a claim arises from Fraud on the part of the breaching party, no claim for indemnification under Section 11.2(a)(i) (other than with respect to Company Special Representations) shall be made by a Purchaser Indemnitee unless and until the aggregate amount of all Damages that exceed the Claim Threshold for which Purchaser Indemnitees are otherwise entitled to indemnification under this Article 11 exceeds $3,500,000 (the "Deductible"), and then only to the extent the aggregate amount of all such Damages exceeds the Deductible.

(b) Caps.

(i) The maximum aggregate amount of all Damages payable with respect to all claims for indemnification hereunder pursuant to Section 11.2(a)(i) with respect to the Company Special Representations shall not exceed $650,000,000 less the aggregate of all amounts previously paid or to be paid pursuant to Sections 11.2(a)(i) and 11.2(a)(vi).

(ii) The maximum aggregate amount of all Damages payable with respect to all claims for indemnification hereunder pursuant to (A) Section 11.2(a)(i) with respect to representations and warranties of the Company other than the Company Special Representations and (B) Section 11.2(a)(vi) shall not exceed $97,500,000 less the aggregate of all amounts previously paid or to be paid pursuant to Sections 11.2(a)(i) and 11.2(a)(vi).

(iii) The maximum aggregate amount of all Damages payable by any Seller with respect to all claims with respect to indemnification hereunder pursuant to Section 11.2(b)(i) shall not exceed an amount equal to $650,000,000 multiplied by such Seller's Pro Rata Share less all amounts previously paid or to be paid by such Seller pursuant to Section 11.2.

(c) Acknowledgment Regarding Seller Representations.  The parties acknowledge that the representations and warranties contained in Article 7 and the covenants made by each Seller in this Agreement are made severally by each Seller as to itself only, and any Seller who has breached any such representation, warranty or covenant as to itself (but only such Seller) shall, subject to the provisions of this Article 11, be liable with respect to all Damages arising from the breach thereof.

(d) Time Limit.  No Person shall be liable for any claim for indemnification hereunder unless written notice of a claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought with respect to any such breach before the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 11.1 (in which case such indemnification obligation shall survive the time at which it would otherwise terminate pursuant to this Article 11 regardless of when any Damages in respect thereof may actually be incurred).  All notices given pursuant hereto shall set forth with reasonable specificity the basis for such claim for indemnification.

(e) Closing Net Working Capital.  Notwithstanding any provision of this Agreement to the contrary, Purchaser for itself and each Purchaser Indemnitee waives and releases, and Purchaser Indemnitees shall not be entitled to indemnification hereunder for, any Damages arising from a breach of any representation or warranty of the Company under Article 6, and the amount of any Damages incurred in respect of any such breach shall not be included in the calculation of aggregate Damages subject to the Deductible, to the extent that the amount of any Liability arising as a result of such breach is expressly (i) disclosed or reflected and (ii) taken into account as a current Liability for purposes of determining the Closing Net Working Capital and such amount is included in the calculation of the Purchase Price (as finally determined pursuant to Section 4.4).  Without limiting the foregoing, the determination of Closing Net Working Capital and the calculation of the Purchase Price pursuant to Section 4.4 shall not be subject to any of the limitations set forth in this Section 11.4.

(f) Insurance and Tax Benefits.  The amount of any Damages subject to indemnification by the Sellers hereunder shall be calculated (i) net of any amounts that have been previously recovered or are recoverable by a Purchaser Indemnitee under insurance policies or other collateral sources (such as contractual indemnities of any Person that are contained outside this Agreement), and (ii) net of any Tax Benefit.

(g) Mitigation.  Purchaser Indemnitees shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Damages upon becoming aware of any event that gives rise to, or  that would reasonably be expected to give rise to, such Damages, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damages.

(h) No Special Damages.  Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any damages other than direct damages, which shall exclude, to the extent not constituting direct damages, any consequential, incidental, indirect, special or punitive damages (including, for the avoidance of doubt, loss of revenue or income, cost of capital, loss of profits, loss of goodwill or loss of business reputation or opportunity to the extent not constituting direct damages); provided, that, the limitations in this Section 11.4(h) shall not apply to any otherwise excluded Damages that are awarded to, recovered or recoverable by any third party that is not an Affiliate of the Person seeking indemnification.

(i) No Multiple Recovery.  No Purchaser Indemnitee shall be entitled to recover any Damages relating to any breach of a representation or warranty or otherwise arising under one provision of this Agreement to the extent that the Purchaser Indemnitee has already recovered Damages with respect to such breach pursuant to another representation, warranty or other provision of this Agreement.

(j) Treatment of Indemnification Payments.  Any indemnification payments made by Purchaser, the Company or any of the Sellers pursuant to this Article 11 or pursuant to Section 10.4 shall be treated by all parties as an adjustment to the Purchase Price hereunder.

(k) Tax Matters.   Section 11.4(a) and Section 11.4(b) shall not apply to any claim for indemnification with respect to Tax matters.

11.5 Other Limitations.  Notwithstanding any of the foregoing: (a) Purchaser shall have no recourse against the Company's officers, directors or agents other than in their capacities as Sellers or as trustors, trustees or beneficiaries of any trust that is a Seller or Optionholders; and (b) indemnification owing from any Seller, such Seller's beneficial owner(s) or such Person who is or was an officer or director of the Company shall not be deemed for any purpose to be a claim covered by indemnification owing to such Person by the Company under any Law, by-law or agreement whatsoever; and (c) no Damages will be recoverable by any Purchaser Indemnitee with respect to any Products manufactured, distributed or sold later than the twelve (12) month anniversary of the Closing Date with respect to, arising out of, or relating in any way to, any breach of the representations and warranties made in the final sentence of Section 6.21(c) or the first sentence of Section 6.21(f); provided, that the recoverability of any such Damages identified in this clause (c) shall be subject to Purchaser complying in all material respects with its obligations as identified in Item 3 of Schedule 11.2(a)

11.6 Limitation of Remedies.  Except as provided in Section 10.4, or in connection with the determination of Closing Net Working Capital and the calculation of the Purchase Price pursuant to Section 4.4 or in instances of Fraud, the rights of the parties for indemnification relating to this Agreement or the transactions contemplated by this Agreement shall be strictly limited to those contained in this Article 11 and, subject to the second to last sentence of this Section 11.6 and except with respect to equitable relief, such indemnification rights shall be the exclusive remedies of the parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith. Except as provided in Section 10.4, to the maximum extent permitted by Law, Purchaser and the Company hereby waive and shall cause their respective Affiliates to waive all other rights and remedies with respect to any such matter, whether under any Laws (including any right or remedy under CERCLA or any other Environmental, Health and Safety Law), at common law or otherwise. Nothing in this Agreement shall be deemed to prevent or restrict the bringing or maintenance of any claim or action, or the granting of any remedy, to the extent that the same shall have been the result of Fraud, and in the event of Fraud, recourse shall only extend to those Persons committing Fraud.  Anything in this Agreement to the contrary notwithstanding, the Sellers shall not be liable to, and shall not indemnify, any Purchaser Indemnitee for any Damages that result solely from the acts or omissions of a Purchaser Indemnitee or its Affiliates, including the Company and the Company Subsidiaries, on or after the Closing Date; provided, however, that this last sentence of this Section 11.6 shall not limit or alter the liability of any Seller to any Purchaser Indemnitee with respect to the (a) the items identified in Schedule 11.2(a); (b) Damages with respect to any Products manufactured, distributed or sold prior to Closing or  prior to the twelve (12) month anniversary of the Closing Date with respect to, arising out of, or relating in any way to, breaches of representations and warranties made in the final sentence of Section 6.21(c) or the first sentence of Section 6.21(f); provided, that the recoverability of any such Damages identified in this clause (b) shall be subject to Purchaser complying in all material respects with its obligations as identified in Item 3 of Schedule 11.2(a); or (c) for direct Damages as permitted under Section 11.4(h) caused by the breach of any representations or warranties made by any of the Company or the Sellers (other than the representations and warranties identified in the foregoing clause (b)), or with respect of any covenants to be performed by any of them, prior to or as of the Closing.

11.7 Payment from Escrow.  All indemnification obligations of the Sellers under Section 10.4 or this Article 11 shall be satisfied first out of funds on deposit in the Escrow Account in accordance with the terms of the Escrow Agreement.

11.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 9.1 or Section 9.2, as the case may be.

ARTICLE 12
TERMINATION

12.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Purchaser and the Seller Representative; or

(b) by Purchaser by giving written notice to the Seller Representative at any time (i) in the event any Seller or the Company has breached any representation, warranty or covenant contained in this Agreement in any material respect, Purchaser has notified the Seller Representative of the breach and the breach has continued uncured for a period of thirty (30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before October 31, 2012, by reason of the failure of any condition precedent under Section 9.1 hereof, or, if the Closing has not occurred solely because the conditions set forth in Section 9.1(e) have not been satisfied, November 30, 2012 (unless the failure results primarily from Purchaser breaching any representation, warranty or covenant contained in this Agreement); or

(c) by the Seller Representative by giving written notice to Purchaser at any time (i) in the event Purchaser has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Seller Representative has notified Purchaser of the breach and the breach has continued uncured for a period of thirty (30) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before October 31, 2012, by reason of the failure of any condition precedent under Section 9.2 hereof, or, if the Closing has not occurred solely because the conditions set forth in Section 9.2(d) have not been satisfied, November 30, 2012 (unless the failure results primarily from a Seller or the Company breaching any representation, warranty or covenant contained in this Agreement).

12.2 Effect of Termination.  Termination of this Agreement pursuant to Section 12.1 shall terminate all obligations of the parties hereunder, without liability of any party to any other party (except for the liability of any party then in breach), except for the obligations under the Confidentiality Agreement (which shall survive in accordance with the terms thereof) and this Section 12.2.

ARTICLE 13
MATTERS RELATING TO SELLER REPRESENTATIVE

13.1 Appointment of the Seller Representative.  Each Seller does hereby irrevocably appoint the individual executing a joinder agreement to this Agreement on and as of the date hereof as the initial “Seller Representative” as its true and lawful attorney-in-fact and agent, with full power of substitution or re-substitution, to act on behalf of such Seller with respect to the transfer of the Shares owned by such Seller to Purchaser in accordance with the terms and provisions of this Agreement, and to act on behalf of such Seller in any litigation or arbitration involving this Agreement (other than any litigation or arbitration involving the indemnification obligation of such Seller under Section 11.2(b)), to do or refrain from doing all such further acts and things, and to execute all such documents as the Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power:

(a) to act for such Seller with regard to matters pertaining to indemnification referred to in this Agreement (other than any indemnification obligation of such Seller under Section 11.2(b)), including the power to compromise any indemnity claim on behalf of such Seller and to transact matters of litigation (other than with respect to indemnification obligations of such Seller under Section 11.2(b));

(b) to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(c) to receive funds, make payments of funds, and give receipts for funds;

(d) to receive funds for the payment of expenses of such Seller and apply such funds in payment for such expenses;

(e) to do or refrain from doing any further act or deed on behalf of such Seller that the Seller Representative deems necessary or appropriate in his or her sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller could do if personally present;

(f) to execute and deliver the Escrow Agreement and to act for such Seller with regard to all matters pertaining to the Escrow Agreement; and

(g) to receive service of process in connection with any claims under this Agreement.

The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and Purchaser, the Company and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative in all matters referred to herein.  Any action taken by the Seller Representative must be in writing signed by the Seller Representative. All notices required to be made or delivered by Purchaser to the Sellers described above in this Section 13.1 shall be made to the Seller Representative for the benefit of such Sellers and shall discharge in full all notice requirements of Purchaser to such Sellers with respect thereto. The Seller Representative shall promptly provide the applicable Sellers with copies of all such notices. The Sellers hereby confirm all that the Seller Representative shall do or cause to be done by virtue of his or her appointment as the representative of the Sellers hereunder. The Seller Representative shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers and consistent with the obligations of the Sellers under this Agreement, but the Seller Representative shall not be responsible to any Seller for any loss or damages that such Seller may suffer by the performance of the Seller Representative's duties under this Agreement, other than loss or damages arising from intentional violations of Law or gross negligence in the performance of such duties under this Agreement. The Seller Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Seller Representative.

13.2 Reliance by the Seller Representative.  The Seller Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Seller, Purchaser or the Company, or any other evidence reasonably deemed by the Seller Representative to be reliable, and the Seller Representative shall be entitled to act on the advice of counsel selected by him.  The Seller Representative shall be fully justified in failing or refusing to take any action under this Agreement unless he shall have received such advice or concurrence of any Seller as he deems appropriate or he shall have been expressly indemnified to his or her satisfaction by the Sellers (severally as to each Seller only and not jointly as to or with any other Seller) according to their respective Pro Rata Shares against any and all Liability and expense that the Seller Representative may incur by reason of taking or continuing to take any such action. The Seller Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of Sellers whose aggregate Pro Rata Shares exceeds fifty percent (50%), and such request, and any action taken or failure to act pursuant thereto, shall be binding upon all of the Sellers to the extent otherwise permitted hereunder.

13.3 Expenses of the Seller Representative.  The Seller Representative shall be entitled to retain counsel and to incur such expenses (including court costs and reasonable attorneys' fees and expenses) as the Seller Representative deems to be necessary or appropriate in connection with the performance of his or her obligations under this Agreement, and all such fees and expenses incurred by the Seller Representative shall be borne by the Sellers (severally as to each Seller only and not jointly as to or with any other Seller) according to their respective Pro Rata Shares.

13.4 Indemnification.  The Sellers hereby agree (severally as to each Seller only and not jointly as to or with any other Seller) to indemnify the Seller Representative (in his or her capacity as such) ratably according to their respective Pro Rata Shares against, and to hold the Seller Representative (in his or her capacity as such) harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of whatever kind which may at any time be imposed upon, incurred by or asserted against the Seller Representative in such capacity in any way relating to or arising out of the Seller Representative's action or failure to take action pursuant to this Agreement or in connection herewith in such capacity; provided, that no Seller shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or intentional misconduct of the Seller Representative or any violation by the Seller Representative of his or her obligations under this Agreement.  The agreements in this Article 13 shall survive termination of this Agreement.

13.5 Substitute Seller Representative.  If the individual appointed pursuant to Section 13.1 shall die, become disabled, resign or otherwise be unable to fulfill his or her responsibilities as agent of the Sellers, then the Sellers whose aggregate Pro Rata Shares exceeds 50.0% shall, as soon as practicable and with Purchaser’s written approval (which approval shall not be unreasonably withheld, conditioned or delayed), appoint a successor agent for the Sellers.  The Seller Representative may resign at any time by written notice to Purchaser and the Sellers.  All power, authority, rights and privileges conferred in this Agreement to the initial Seller Representative shall apply to any successor Seller Representative.

13.6 Reliance by Purchaser.  Purchaser and the other Purchaser Indemnified Parties may rely on the appointment and authority of the Seller Representative granted pursuant to this Article 13 until receipt of written notice of the appointment of a successor Seller Representative made in accordance with Section 13.5.  In so doing, Purchaser and the other Purchaser Indemnified Parties shall be entitled to deal exclusively with and may rely conclusively (without further evidence whatsoever) on any and all actions taken by and decisions of the Seller Representative on any matter relating to this Agreement or the other Transaction Documents.

ARTICLE 14
MISCELLANEOUS

14.1 Notices.  All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by overnight courier, if mailed by certified mail, return receipt requested, postage prepaid, or if sent by facsimile, each case addressed to the applicable party as follows:

If to the Company at any time prior to the Closing, to:

Avid Health, Inc.
6350 NE Campus Drive
Vancouver, WA 98661
Attention:  President
Fax: (360) 735-0681

with a copy sent contemporaneously to (which shall not constitute notice):

Tonkon Torp LLP
1600 Pioneer Tower
888 SW Fifth Avenue
Portland, OR 97204
Attention:  Kurt W. Ruttum
Fax:  (503) 972-3743

If to the Sellers, or any of them, or to the Seller Representative:

Keen Managed Reserve Trust
1600 Pioneer Tower
888 SW Fifth Avenue
Portland, OR 97204
Attention:  Kurt W. Ruttum
Fax:  (503) 972-3743

If to Purchaser or to the Company at any time after the Closing, to:

Church & Dwight Co., Inc.
469 North Harrison Street
Princeton, New Jersey 08543
Attention:  Executive Vice President and General Counsel
Fax:  609.497.7177

with a copy sent contemporaneously to (which shall not constitute notice):

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036-8299
Attention:  Ronald R. Papa
Fax:  (212) 969-2900

Any such notice, demand or other communication shall be effective:  (a) if delivered personally, when received; (b) if sent by a nationally recognized overnight courier, when receipted for; (c) if mailed, five (5) Business Days after being mailed; or (d) if sent by facsimile, the issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error.

14.2 Entire Agreement.  This Agreement, the Transaction Documents and the Confidentiality Agreement, dated March 1, 2012 between Purchaser  and Houlihan Lokey Capital, Inc., as agent for the Company (the "Confidentiality Agreement"), constitute the entire agreement among the parties with respect to subject matter set forth herein and therein and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, both written and oral, among the parties with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and Disclosure Schedule (other than an exception expressly set forth in such Disclosure Schedule), the statements in the body of this Agreement shall control.

14.3 Amendment and Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Seller Representative, the Company and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified in a written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding any provision of this Agreement to the contrary, in no event shall any amendment to this Agreement that would increase the liability or potential liability of any Seller hereunder or amend the provisions of Article 13 be effective as against such Seller without the written consent of such Seller to such amendment.

14.4 Benefits; Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns.  Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties; provided, that (a) Purchaser and, after the Closing, the Company shall each have the right to assign any of its rights under this Agreement to any of its Affiliates and to any purchaser of a material portion of its assets, so long as such party remains liable for such Affiliate's or purchaser's obligations hereunder and (b) Purchaser and, after the Closing, the Company may each assign its rights hereunder for collateral security purposes to any lender or lenders (including any agent for any such lender or lenders) providing financing to Purchaser in connection with the transactions contemplated by this Agreement, or to any assignee or assignees of any such lender, lenders or agent.

14.5 No Third Party Beneficiary.  Except as provided in Section 10.5(b), nothing in this Agreement, express or implied, is intended or shall be interpreted to confer upon any Person other than Purchaser, the Purchaser Indemnitees, the Sellers, the Seller Indemnitees, the Seller Representative and their respective successors, heirs, personal representatives or permitted assigns, any rights or remedies under or by reason of this Agreement.

14.6 Severability.  The parties desire and intend that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14.7 Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation, negotiation, execution and consummation of this Agreement and of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Purchaser acknowledges and agrees that (a) the Company and the Company Subsidiaries have incurred certain of the costs and expenses of the Sellers in connection with this Agreement and the transactions contemplated by this Agreement and (b) such costs and expenses shall be included in the Company Transaction Expenses and shall be taken into account for purposes of determining the Purchase Price payable at Closing pursuant to Section 4.3(b). Purchaser shall not have any Liability for any such costs or expenses of the Sellers after the Closing.  Purchaser shall be responsible for any filing or similar fees in connection with any filings or submissions under the HSR Act.

14.8 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument.  A signed copy of this Agreement delivered by facsimile or electronic mail shall have the same legal effect as delivery of an original signed copy of this Agreement.

14.9 Purchaser's Review.

(a) Purchaser has reviewed and has had access to all documents, records and information that it has desired to review, and has had the opportunity to ask questions in connection with its decision to enter into this Agreement, and to consummate the transactions contemplated by this Agreement.  In connection with the execution and delivery of this Agreement and the consummation of transactions contemplated by this Agreement, Purchaser has not relied upon, and Purchaser expressly waives and releases Sellers from any Liability for any claims relating to or arising from, any representation, warranty, statement, advice, document, projection, or other information of any type provided by the Sellers or their Affiliates or any of their representatives, except for those representations and warranties of the Company and Sellers expressly set forth in Article 6 and Article 7.  In deciding to enter into this Agreement, and to consummate the transactions contemplated by this Agreement, Purchaser has relied solely upon its own knowledge, investigation, judgment and analysis (and that of its Representatives) and not on any disclosure or representation made by, or any duty to disclose on the part of, Sellers, their Affiliates or any of their Representatives, other than the express representations and warranties of the Company and Sellers set forth in Article 6 and Article 7.

(b) Any and all duties and obligations that any party hereto may have to any other party hereto with respect to or in connection with the Shares, this Agreement or the transactions contemplated by this Agreement are limited to those specifically set forth in this Agreement.  Neither the duties nor obligations of any party, nor the rights of any party, shall be expanded beyond the terms of this Agreement on the basis of any legal or equitable principle or on any other basis whatsoever.  Neither any equitable or legal principle nor any implied obligation of good faith or fair dealing nor any other matter requires any party to incur, suffer or perform any act, condition or obligation contrary to the terms of this Agreement, whether or not existing and whether foreseeable or unforeseeable.  Each of the parties acknowledges that it would be unfair, and that it does not intend, to increase any of the obligations of any other party under this Agreement on the basis of any implied obligation or otherwise.

14.10 Remedies Cumulative.  Except as set forth in Section 11.6, no remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

14.11 Governing Law; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF WASHINGTON, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF WASHINGTON OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF WASHINGTON TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAWS OF THE STATE OF WASHINGTON SHALL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF

LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAWS OF ANOTHER JURISDICTION WOULD ORDINARILY APPLY.

(b) ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF, RELATING TO OR BASED ON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE HEARD AND/OR TRIED IN WASHINGTON, AND EACH PARTY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN WASHINGTON.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO A PARTY'S ADDRESS AS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, RELATE TO OR BE BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES.  ACCORDINGLY, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF, RELATING TO OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(d) EACH PARTY HERETO ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN SECTION 14.11(c) AND THIS SECTION 14.11(d).

14.12 Fulfillment of Obligations.  Any obligation of any party to this Agreement to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

14.13 Interpretation.  As used in this Agreement:  (a) the words "include," "includes" and  "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "will" and "shall" have the same meaning; and (d) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole.  All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein: (i) to a "party" or the "parties" shall mean, as applicable, a party or the parties to this Agreement; (ii) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (iii) to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement; (iv) to a statute means such statute as amended from time to time and includes any successor legislation thereto;

and (v) to dollars (or the symbol "$") shall be deemed to refer to United States dollars. The headings and captions used in this Agreement, in any Schedule, Exhibit or index hereto, or in the table of contents are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein.  The phrase "the consummation of the transactions contemplated by this Agreement" or such similar phrases includes the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby.  Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Company's industry or in general commercial usage).  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have each executed and delivered this Stock Purchase Agreement as of the day and year set forth in the preamble to this Agreement.

PURCHASER:

CHURCH & DWIGHT CO., INC.

By:	/s/ James R. Craigie
Name:	James R. Craigie
Title:	Chairman and Chief Executive Officer

COMPANY:

AVID HEALTH, INC.

By:	/s/ Richard Falconer
Name:	Richard Falconer
Title:	Chief Financial Officer

SELLERS:

KEEN MANAGED RESERVE TRUST UA RESTATED 12/14/11

By:	/s/ David M. Kaye
David M. Kaye, Trustee

EQUITY RESERVE, LLC

By:	/s/ David M. Kaye
David M. Kaye, Manager

CAPITAL RESERVE, LLC

By:	/s/ David M. Kaye
David M. Kaye, Manager

/s/ Kurt W. Ruttum
Kurt W. Ruttum